Exhibit 10.1
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CITYCENTER HOLDINGS, LLC
Dated as of April 29, 2009

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CITYCENTER HOLDINGS, LLC
This Amended and Restated Limited Liability Company Agreement (this “Agreement”) is made as of April 29, 2009 (the “Effective Date”), by and between PROJECT CC, LLC, a Nevada limited liability company (“MGM”) and INFINITY WORLD DEVELOPMENT CORP, a Nevada corporation (“IW”). MGM and IW are hereinafter referred to individually as a “Member” and collectively as the “Members”.
RECITALS
     A. WHEREAS, Mirage Resorts, Incorporated, a Nevada corporation (“Mirage Resorts”) and Dubai World, a Dubai, United Arab Emirates government decree entity (“Dubai World”) entered into that certain Limited Liability Company Agreement of CityCenter Holdings, LLC dated as of August 21, 2007 (the “Original LLC Agreement”);
     B. WHEREAS, Mirage Resorts assigned all of its rights, title, interest and obligations in and to the Original LLC Agreement to MGM pursuant to that certain Assignment and Assumption Agreement dated as of November 14, 2007;
     C. WHEREAS, Dubai World assigned all of its rights, title, interest and obligations in and to the Original LLC Agreement to IW pursuant to that certain Assignment and Assumption Agreement dated as of November 15, 2007;
     D. WHEREAS, MGM and IW entered into that certain Amendment No. 1 to the Limited Liability Company Agreement of CityCenter Holdings, LLC dated as of November 15, 2007 (“Amendment No. 1”);
     E. WHEREAS, MGM and IW entered into that certain Amendment No. 2 to the Limited Liability Company Agreement of CityCenter Holdings, LLC dated as of December 31, 2007 (“Amendment No. 2”);
     F. WHEREAS, MGM, through one or more Affiliates, owned the Project Assets;
     G. WHEREAS, MGM previously (i) contributed the Project Assets to CityCenter Land, LLC, a Nevada limited liability company (“Project Owner”) and, thereafter, (ii) contributed 100% of the membership interests in Project Owner to the Company;
     H. WHEREAS, the Members have formed the Company to own, directly or indirectly through its Subsidiary, Project Owner, and to manage, design, plan, develop, construct, operate, lease and sell the Project pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as the same may be amended from time to time (the “Act”); and

     I. WHEREAS, the Parties desire to amend and restate the Original LLC Agreement, as amended by Amendment No. 1 and Amendment No. 2, in its entirety, in order to set out their agreement as to the conduct of business and the affairs of the Company.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises set forth, the Parties agree as follows:
ARTICLE 1
THE COMPANY
          Section 1.1 Organization. Mirage Resorts and Dubai World formed and established a limited liability company, called CityCenter Holdings, LLC (the “Company”), under and pursuant to the provisions of the Act, and upon the terms and conditions set forth in the Original LLC Agreement. On November 2, 2007, a certificate of formation for the Company was filed.
          Section 1.2 Name. The name of the Company is CityCenter Holdings, LLC, and all business of the Company shall be conducted solely in such name or in such other name or names as may be Approved by the Board of Directors.
          Section 1.3 Place of Business. The principal office of the Company shall be located at such place within the County as may be approved by the Managing Member.
          Section 1.4 Business of the Company. Subject to Section 1.10 hereof, the business of the Company is to acquire and own the Project Assets and to design, develop, construct, finance, own and operate the Project. In furtherance of its business, the Company shall have and may exercise all the powers now or hereafter conferred by the laws of the State of Delaware on limited liability companies formed under the laws of that State, and may do any and all things related or incidental to its business as fully as natural persons might or could do under the laws of that State. Such power shall include, but shall not be limited to, the creation, ownership and operation of one or more wholly owned Subsidiaries for the purposes set forth in Section 1.10 hereof. The Company has registered to do business in the State of Nevada.
          Section 1.5 Purposes Limited. Except as otherwise provided in this Agreement, the Company shall not engage in any other activity or business and none of the Members shall have any authority to hold itself out as an agent of the other Member in any other business or activity.
          Section 1.6 No Payments of Individual Obligations. The Members shall use the Company’s credit and assets solely for the benefit of the Company. Other than as set forth in an Additional Agreement, no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.
          Section 1.7 Statutory Compliance. The Company shall exist under and be governed by, and this Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, but excluding its conflict of law principles. The Members shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Members shall execute, file and record in the appropriate records any assumed or fictitious name certificate required by law to be filed or recorded in connection with the formation of the Company and shall execute, file and record such other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company.
          Section 1.8 Title to Property. All property, whether real or personal, tangible or intangible, owned by the Company or its Subsidiaries shall be owned in the name of the Company or its Subsidiaries, and no Member shall have any ownership interest in such property in its individual name or right and each Member’s interest in the Company shall be personal property for all purposes.
          Section 1.9 Duration. The Company commenced on the date of its formation pursuant to Section 1.1 hereof and shall continue until dissolved and liquidated pursuant to law or any provision of this Agreement.
          Section 1.10 Conduct of Business Through Single Purpose Entities. It is the intention of the Members that the Company serve as a holding company and operate its business, and own each of the Project Assets, through single purpose wholly owned limited liability companies or other wholly owned entities (each, a “Subsidiary” or, together, the “Subsidiaries”).
          Section 1.11 Definitions. As used in this Agreement:
“Acceptance Notice” has the meaning set forth in Section 11.6(b) hereof.
“Act” has the meaning set forth in Recital H.
“actual knowledge” has the meaning set forth in Section 10.1 or Section 10.2 hereof, as applicable.
“Actual Pre-Closing Residential Proceeds” means the amount set forth on Schedule 1.11 which is the actual amount of (A) cash proceeds received by MGM or its Affiliates, excluding any cash proceeds returned or refunded, from the sale or a contract to sell any residential units in the Project Components since the inception of the Project to the Closing Date less (B) the Sales Expenses related to such residential units.
“Additional Agreements” means the Development Management Agreement, the Operations Management Agreements, and the Ancillary Agreements.
“Additional Capital Contribution” has the meaning set forth in Section 3.3(a) hereof and includes Capital Contributions made pursuant to Section 3.3, Section 3.4 and Section 3.5(b) hereof.
“Adjusted Capital Account Balance” has the meaning set forth in Section 5.6(a) hereof.
“Affiliate” means a Person which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified; provided, however, that a Member, as such, shall not be deemed to be an Affiliate of the other Member. For the purpose of this definition, “control” (including, with correlative meanings, the terms “controls,” “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Alternate” has the meaning set forth in Section 9.1(c) hereof.
“Amendment No. 1” has the meaning set forth in Recital D.
“Amendment No. 2” has the meaning set forth in Recital E.
“Ancillary Agreement” means an agreement between MGM or its Affiliate and the Company providing for a grant of a lease, easement, or permission to use or occupy any real, personal or intellectual property, including, but not limited to, such matters described in Exhibit B attached hereto.
“Annual Budget” means, at any time, the annual budget for the day-to-day operations of a Project Component most recently Approved by the Board of Directors in accordance with the terms of this Agreement.
“Appraisal Notice” has the meaning set forth in Section 13.4 hereof.
“Appraised Value” has the meaning set forth in Section 13.4 hereof.
“Approval” or “Approved” means, with the respect to the Board of Directors, the approval by (i) a majority of all of the Representatives on the Board of Directors entitled to vote on the matter, (ii) as long as MGM or its Affiliate is a Member, at least one Representative designated by MGM, and (iii) as long as IW or its Affiliate is a Member, at least one Representative designated by IW.
“Approved Counsel” means (i) Lionel Sawyer & Collins, (ii) Snell & Wilmer, L.L.P., (iii) Brownstein Hyatt Farber Schreck, and (iv) any other attorney duly licensed in the State of Nevada that has been Approved by the Board of Directors or by all Members in writing.
“Bankruptcy Code” means Title 11 of the United States Code (and any successor thereto), as amended from time to time.
“Base Profit Interest” has the meaning set forth in Section 3.5(b) hereof.
“Board of Directors” has the meaning set forth in Section 9.1(a) hereof.
“Business Day” means each day other than a Saturday, Sunday or any day observed by the Federal, State of Nevada or local government in Las Vegas, Nevada as a legal holiday.
“Business Plan” means, collectively, each of the Component Business Plans and the Project Business Plan, as each may be, from time to time, amended, modified or supplemented in accordance with the terms and provisions of this Agreement.
“Capital Account” has the meaning set forth in Section 3.7(a) hereof.
“Capital Contribution” means an Initial Capital Contribution or Additional Capital Contribution.

“Cash Proceeds Letter” means that certain letter agreement executed by the Company, MGM MIRAGE, MGM and IW dated April 29, 2009.
“Cash Purchase Procedure” has the meaning set forth in Section 4.2(a) hereof.
“Casino Opening Date” has the meaning set forth in Section 4.2(c)(i) hereof.
“Closing Date” means November 15, 2007.
“Code” means the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time.
“Company” has the meaning set forth in Section 1.1 hereof.
“Company Accountants” means Deloitte & Touche, LLP.
“Company Minimum Gain” has the meaning as set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Completion Date” has the meaning set forth in the Disbursement Agreement as of the date hereof.
“Component Business Plan” has the meaning ascribed to such term in Section 7.8(b) hereof, as such may be, from time to time, amended, modified or supplemented in accordance with the terms and provisions of this Agreement.
“Conditional Transfer Price” means, with respect to the Units to be Transferred pursuant to Section 4.2, Section 9.3(d) or Section 13.4 hereof, 100% of the Appraised Value of such Units.
“Condo Proceeds” has the meaning set forth in the Disbursement Agreement as in effect as of the date hereof.
“Construction Budget” means, at any time, the budget for the acquisition, development and construction of the entire Project prepared by, or on behalf of, the Managing Member and Approved by the Board of Directors, setting forth in detail, by category and line item, all Development Costs and all pre-opening costs, as such budget shall be amended from time to time in accordance with this Agreement. The Construction Budget shall allocate and separate all Development Costs among the various Project Components so that the Construction Budget sets forth a maximum amount of Development Costs for each Project Component and the sum of the aggregate budgeted Development Costs for each Project Component will equal the aggregate amount of the Construction Budget. The Construction Budget was Approved by the Board of Directors on or about March 5, 2009 and is attached hereto as Exhibit I. All future Construction Budgets, including any amendments, modifications and/or supplements thereof and thereto, will be in the same form as the Construction Budget.
“Construction Completion Guaranty” means that certain guaranty executed by MGM and MGM MIRAGE in favor of the Company dated on or about the date hereof which, among other things, provides for MGM’s and MGM MIRAGE’s payment obligations with respect to any costs in excess of the Construction Budget.

“Construction Facility” means that certain Credit Agreement dated October 3, 2008 by and among the Company, Bank of America, N.A., as Administrative Agent, Disbursement Agent and Swing Line Lender, and certain other lenders, as amended pursuant to Amendment No. 1 to the Credit Agreement dated December 31, 2008, and Amendment No. 2 and Waiver to Credit Agreement dated as of April 29, 2009 and as the same may be further amended or modified.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“CPI” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, Los Angeles-Anaheim-Riverside, All Items (1982-84 = 100), or any successor index thereto, as such successor index may be appropriately adjusted to establish substantial equivalence with the CPI, or if the CPI ceases to be published and there is no successor thereto, such other index as shall be Approved by the Board of Directors.
“County” means Clark County, Nevada.
“Damages” means any loss, cost, liability, claim, damage, expense (including reasonable attorneys’ fees), demand and cause of action of any nature whatsoever, whether or not involving a third party claim and without taking into account any related insurance payments.
“Deemed Satisfaction of DW Obligations” has the meaning set forth in Section 15.24 hereof.
“Deemed Satisfaction of MR Obligations” has the meaning set forth in Section 15.25 hereof.
“Default Interest Rate” means the Prime Rate plus five percent (5%).
“Defaulting Member” has the meaning set forth in Section 13.1 hereof.
“Delinquent Member” has the meaning set forth in Section 3.5 hereof.
“Depreciation” shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period for U.S. federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis.
“Development Agreement” means that certain Development Agreement, recorded with Clark County Recorders Office on May 23, 2006 as document number 20030523-0005103, by and among the County of Clark and Project CC, LLC D/B/A Project CityCenter, Bellagio, LLC, The April Cook Companies, Treasure Island Corp., Restaurant Ventures of Nevada, Inc., Victoria Partners, a Limited Partnership and Boardwalk Casino, Inc.
“Development Costs” means, without duplication, all of the following fees, costs and expenses incurred or to be paid in connection with the Project: (i) all hard construction costs to construct and complete the entire Project in accordance with the Plans, (ii) whether incurred before or after completion of any particular Project Component, any costs of fit out of such Project Component (which shall include, without limitation, any free rent, tenant improvements or other tenant concessions), (iii) soft costs directly related to the construction of the Project (such as architect’s fees), incurred since inception of the Project, (iv) other soft costs not directly related to hard construction costs of the Project (such as real estate taxes and insurance premiums), in each case, whether paid or unpaid, and (v) all fees, costs and expenses incurred to acquire the Project Assets (excluding the initial Capital Contribution of Dubai World pursuant to the Original LLC Agreement).
“Development Management Agreement” means that certain Development Management Agreement for CityCenter by and among MGM, MGM MIRAGE and the Company dated November 15, 2007, as amended.
“Development Manager” has the meaning ascribed to it in the Development Management Agreement.
“Disbursement Agreement” means that certain Disbursement Agreement by and among the Company, and Bank of America, N.A., as amended pursuant to Amendment No. 1 to Disbursement Agreement dated April 29, 2009 and as the same may be further amended or modified.
“Disposing Member” has the meaning set forth in Section 11.6(a) hereof.
“Disposition Notice” has the meaning set forth in Section 11.6(a) hereof.
“Distributable Cash” has the meaning set forth in Section 6.3 hereof.
“Dubai World” has the meaning set forth in Recital A.
“DW L/C” means, collectively, (a) that certain letter of credit dated as of the date hereof posted by Dubai World and issued by Emirates Bank, NBD in favor of the Company in the amount of $408.455 million and (b) the sum of 85.545 million deposited by Dubai World with the lender under the Construction Facility on April 29, 2009.
“Dubai World Restricted Affiliates” has the meaning set forth in Section 15.21(b) hereof.
“Effective Date” has the meaning set forth in the Preamble.
“Emergency Situation” means a bona fide emergency situation which creates an imminent risk to life, safety or significant damage to the Project.
“Encumbrance” means any monetary mortgage, pledge, Lien, charge, hypothecation, security interest, or other monetary encumbrances of any nature whatsoever.
“Escalation” has the meaning set forth in Section 9.3(c) hereof.
“Event of Bankruptcy” has the meaning set forth in Section 13.1 hereof.
“Event of Default” has the meaning set forth in Section 13.1 hereof.

“Financing” means debt financing, which may be unsecured or collateralized by one or more Liens on the Project Assets or any portion thereof (including purchase money financing collateralized by furniture, furnishings, fixtures, machinery or equipment), to be obtained by the Company from one or more commercial banks or other lenders (including vendors or the Members) for the purpose of funding the Project.
“Financing Documents” means all agreements between the Company and any applicable lender evidencing any Financing.
“Fiscal Year” has the meaning set forth in Section 7.5 hereof.
“Force Majeure” means war, terrorism, explosion, bombing, revolution, riots, civil commotion, strikes, lockout, inability to obtain labor or materials, fire, flood, storm, earthquake, hurricanes, tornado, drought, tidal waves, settlement of dredged areas or other acts or elements, accident, government restrictions or appropriation or other causes, whether like or unlike the foregoing, affecting the Project.
“Gaming” means to deal, operate, carry on, conduct, maintain or expose for play any game as defined in applicable Gaming Laws, or to operate an inter-casino linked system.
“Gaming Approvals” means with respect to any action by a particular Person, any consent, finding of suitability, license, approval or other authorization required for such action by such Person from a Gaming Authority or under Gaming Laws.
“Gaming Authority” means those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or regulating gaming or gaming activities in any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.
“Gaming Components” means all Project Components in which Gaming will take place.
“Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapters 462 — 466, and the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code.
“Gross Asset Value” has the meaning set forth in Section 3.9(a) hereof.
“Harmon Completion Guaranty” means that certain guaranty the form of which shall be negotiated in good faith by the Members and executed by MGM and MGM MIRAGE in favor of the Company which, among other things, shall provide for MGM’s and MGM MIRAGE’s obligation to pay all costs relating to the completion of the Harmon Hotel in excess of (a) Two Hundred Million Dollars ($200,000,000) if the Major Decision to proceed with the completion the Harmon Hotel is made on or prior to December 31, 2012, and (b) Two Hundred Million Dollars ($200,000,000) plus a cost escalator mutually agreed upon by the Members if the Major Decision to proceed with the completion of the Harmon Hotel is made on or after January 1, 2013.

“Impasse” has the meaning set forth in Section 9.3(c) hereof.
“Impasse Election Date” has the meaning set forth in Section 9.3(d) hereof.
“Impasse Trigger Date” has the meaning set forth in Section 9.3(d) hereof.
“Indemnified Party” and “Indemnified Parties” have the meaning set forth in Section 2.5(a) hereof.
“Indemnifying Party” has the meaning set forth in Section 2.5(c) hereof.
“Individual Adjusted Profit Interest Addition” has the meaning set forth in Section 3.5(b) hereof.
“Individual Adjusted Profit Interest Subtraction” has the meaning set forth in Section 3.5(b) hereof.
“Individual Base Profit Interest Addition” has the meaning set forth in Section 3.5(b) hereof.
“Individual Base Profit Interest Subtraction” has the meaning set forth in Section 3.5(b) hereof.
“Initial Capital Contribution” has the meaning set forth in Section 3.2 hereof.
“Interest” means, with respect to a Member, the percentage ownership interest in the Company represented by the Units owned by such Member.
“IW” has the meaning set forth in the Preamble.
“IW Default Contributions” means any Additional Capital Contributions made by IW pursuant to Section 3.5(b).
“IW Gaming Approval” has the meaning set forth in Section 4.2(b) hereof.
“IW Indemnitees” has the meaning set forth in Section 13.3(a) hereof.
“IW L/C Contributions” means any Additional Capital Contributions made by IW pursuant to Section 3.4.
“IW Note” has the meaning set forth in Section 6.5.
“IW Special Representative” has the meaning set forth in Section 9.5.
“IW Tax Liability” has the meaning set forth in Section 4.7(a) hereof.
“L/C Contribution” means any Additional Capital Contribution made pursuant to Section 3.4.
“Lease Agreements” has the meaning set forth in Section 4.2(b) hereof.
“Lending Member” has the meaning set forth in Section 3.5(a) hereof.
“Letters of Credit” means, collectively, the DW L/C and the MGM L/C.
“License Breach” has the meaning set forth in Section 13.1(d) hereof.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).
“Major Contract” means any contract under which the Company would be required to make payments or incur liabilities in excess of $20 million.
“Major Decision” has the meaning set forth in Section 9.3(a) hereof.
“Major Lease” means any lease agreement under which the Company would be required to make payments, receive payments, or incur liabilities, in each case, in excess of $20 million.
“Managing Member” means MGM or its successor as Managing Member.
“Material Competitors” means, collectively, the entities identified in Exhibit H attached hereto.
“Member” and “Members” has the meaning set forth in the Preamble.
“Member Loan” has the meaning set forth in Section 3.5(a)(i) hereof.
“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“MGM” has the meaning set forth in the Preamble.
“MGM Additional Contribution” has the meaning set forth in Section 4.7(a) hereof.
“MGM Default Contributions” means any Additional Capital Contributions made by MGM pursuant to Section 3.5(b).
“MGM Indemnitees” has the meaning set forth in Section 13.3(b) hereof.
“MGM L/C” means that certain letter of credit dated as of the date hereof posted by MGM MIRAGE and issued by Bank of America, N.A., in favor of the Company in the amount of $224 million.
“MGM L/C Contributions” means any Additional Capital Contributions made by MGM pursuant to Section 3.4.
“MGM MIRAGE” means MGM MIRAGE, a Delaware corporation.
“MGM MIRAGE Restricted Affiliates” has the meaning set forth in Section 15.21(a) hereof.

“MGM Note” has the meaning set forth in Section 6.5.
“Mirage Resorts” has the meaning set forth in Recital A.
“Net Residential Proceeds” means the actual amount of (A) cash proceeds received by the Company or its Affiliates from the sale of any residential units in the Project Components less (B) the Sales Expenses related to such residential units.
“Non-Defaulting Member” means a Member who is not a Defaulting Member.
“Non-Delinquent Member” has the meaning set forth in Section 3.5 hereof.
“Non-Disposing Member” has the meaning set forth in Section 11.6(b) hereof.
“Non-Recourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).
“Offer Notice” has the meaning set forth in Section 11.6(b) hereof.
“Offer Period” has the meaning set forth in Section 11.6(b) hereof.
“Offered Units” has the meaning set forth in Section 11.6(a) hereof.
“Operations Management Agreements” means, collectively, those certain agreements, as amended, listed on Exhibit D attached hereto.
“Operations Manager” has the meaning ascribed to it in the Operations Management Agreements.
“Original LLC Agreement” has the meaning set forth in Recital A.
“Original Signing Date” means August 21, 2007.
“Outstanding Facility Funds” has the meaning set forth in Section 3.4 hereof.
“Party” or “Parties” means MGM, IW, individually or collectively, as appropriate, and their respective successors and assigns.
“Passive Member” has the meaning set forth in Section 11.4(b)(i) hereof.
“People Mover” has the meaning set forth in Section 4.6 hereof.
“Permitted Transfer” has the meaning set forth in Section 11.2 hereof.
“Permitted Transferee” means, (i) in the case of MGM: any Person, one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly or indirectly, including through subsidiaries, by MGM MIRAGE, and (ii) in the case of IW: any Person, one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly or indirectly, including through subsidiaries, by Dubai World.

“Person” means any natural person, corporation, limited liability company, firm, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or quasi-governmental entity or other entity of similar nature.
“Plans” means, at any time, the plans and specifications for the construction of the Project, together with all additions, modifications, supplements, addenda, and change orders thereto and thereof, in each event Approved by the Board of Directors in accordance with Section 7.8 and Section 9.3 hereof.
“Prime Rate” means the “U.S. prime rate” published in the “Money Rates” or equivalent section of the Western Edition of The Wall Street Journal, provided that if a “prime rate” range is published by The Wall Street Journal, then the highest rate of that range will be used, or if The Wall Street Journal ceases publishing a prime rate or a prime rate range, then the Managing Member will select a prime rate, a prime rate range or another substitute interest rate index that is based upon comparable information.
“Profit” and “Loss” shall mean for each Fiscal Year or other period, the taxable income or tax loss of the Company for federal income tax purposes for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or tax loss), with the following adjustments:
(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses hereunder shall be added to such taxable income or tax loss;
(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses hereunder shall be subtracted from such taxable income or tax loss;
(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to the provisions of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;
(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or tax loss, there shall be taken into account Depreciation for such Fiscal Year;
(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset)

from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and
(vii) Notwithstanding any other provisions of the foregoing provisions of this definition, any items which are specially allocated to a Member hereunder shall not be taken into account in computing Profits and Losses.
“Profit Interest” has the meaning set forth in Section 3.5(b) hereof.
“Project” means the development known as CityCenter located in the County which is to consist of the Project Components.
“Project Assets” means all real, personal and intangible property related to or used in connection with any business, operation, enterprise or development that is the Project, but excluding all real, personal and intangible property related to or used in connection with any business, operation, enterprise or development that is not the Project. A description of a portion of the property comprising the Project Assets is set forth in Exhibit C attached hereto.
“Project Business Plan” has the meaning ascribed to such term in Section 7.8(a) hereof, as such Project Business Plan may be, from time to time, amended, modified or supplemented in accordance with the terms and provisions of this Agreement.
“Project Components” means the elements of the Project described on Exhibit A attached hereto.
“Project Owner” has the meaning set forth in Recital G.
“Regulations” means the Treasury Regulations promulgated under the Code.
“Regulatory Allocations” has the meaning set forth in Section 5.5 hereof.
“Representative” has the meaning set forth in Section 9.1(b) hereof.
“Required Lenders” has the meaning set forth in the Construction Facility.
“Sales Expenses” with respect to any residential units within the Project Components, means the sales commissions and marketing expenses related to the sale of such residential units.
“Securities Laws” has the meaning set forth in Section 10.1(j).
“Selling Member” has the meaning set forth in Section 11.8(a) hereof.
“Subordinated Notes” has the meaning set forth in Section 6.5.
“Subsidiary” has the meaning set forth in Section 1.10 hereof.
“Tag-Along Notice” has the meaning set forth in Section 11.8(b) hereof.
“Tagging Member” has the meaning set forth in Section 11.8(b) hereof.
“Tax Matters Partner” has the meaning set forth in Section 7.4 hereof.

“Title Policy” means that certain title policy number C30-Z008553 issued by Commonwealth Land Title Insurance Company dated October 30, 2008.
“Transfer” means, with respect to a Unit, to directly or indirectly sell, assign, transfer, give, donate, pledge, hypothecate, deposit, alienate, bequeath, devise or otherwise dispose of or encumber such Unit. Notwithstanding the foregoing definition of Transfer, the following are not considered Transfers:
     (a) the transfer of interests (in one or more transactions) of an entity that owns, directly or indirectly, any Units if: (A) the value of the Units held, directly or indirectly, by such entity does not exceed 50% of the fair market value of the total assets of such entity; and (B) the transferor continues to consolidate with the entity for financial reporting purposes; and
     (b) an offering of securities by, or a change of control of, MGM MIRAGE.
“Transfer Breach” has the meaning set forth in Section 13.1(a) hereof.
“Transferee” means a Person to whom a Transfer is made.
“True Proceeds” has the meaning set forth in Section 4.7(a) hereof.
“Unreturned Default Contributions” means (i) as to IW, the IW Default Contributions less the aggregate amount of distributions made to IW pursuant to Section 6.4(a) hereof and (ii) as to MGM, the MGM Default Contributions less the aggregate amount of distributions made to MGM pursuant to Section 6.4(a) hereof.
“Unreturned L/C Capital Contributions” means (i) as to IW, the IW L/C Contributions less the aggregate amount of distributions made to IW pursuant to Section 6.4(b) hereof and (ii) as to MGM, (a) the sum of $270 million as described in Section 3.3 hereof plus (b) the MGM L/C Contributions less (c) the aggregate amount of distributions made to MGM pursuant to Section 6.4(c) hereof.
“Unauthorized Action” has the meaning set forth in Section 9.1(a) hereof.
“Unit” has the meaning set forth in Section 3.1 hereof.
“Unreturned Investment” for a Member at any given time means the aggregate amount of such Member’s Capital Contribution made up to that time less the aggregate amount of distributions made to such Member by the Company up to that time.
ARTICLE 2
THE MEMBERS
          Section 2.1 Identification. MGM and IW shall be the Members of the Company. No other Person may become a Member except pursuant to a Transfer specifically permitted under and effected in compliance with this Agreement.

          Section 2.2 Services of Members. During the existence of the Company and, unless otherwise provided in an Additional Agreement, the Members shall be required to devote only such time and effort to Company business as may be necessary to promote adequately the interests of the Company and the mutual interests of the Members, it being specifically understood and agreed that the Members shall not be required to devote full time to Company business, and each Member agrees and acknowledges that each Member and its Affiliates currently do, and at any time and from time to time may, engage in and possess interests in other business or operations of every type and description, independently or with others, including, but not limited to, such business or operations that relate to or compete with the Project; and (i) neither the Company nor the other Member shall by virtue of this Agreement have any right, title or interest in or to such independent ventures or to the income or profits derived therefrom and (ii) nothing in this Agreement or any Additional Agreements shall be deemed to limit, restrict, prohibit, or otherwise abridge each Member’s rights or ability to engage in or possess such interests.
          Section 2.3 Reimbursement and Fees. Unless expressly provided for in this Agreement, approved by each of the Members, or provided for in an Additional Agreement, neither of the Members nor any Affiliate thereof shall be paid any compensation for its management services to the Company provided pursuant to the terms hereof or be reimbursed for out of pocket, overhead or general administrative expenses.
          Section 2.4 Transactions with Affiliates. The Company shall be entitled to employ or retain, or enter into a transaction or contract with a Member or an officer, employee or Affiliate of any Member only after the Board of Directors has Approved such transaction or contract. Other than with respect to fees or other payment provided for, contemplated, or permitted in an Additional Agreement, the compensation and other terms and conditions of any such arrangement with any Member or any officer, employee or Affiliate of any Member shall be no less favorable to the Company than those that could reasonably be obtained at the time from an unrelated party providing comparable goods or services. Except for and subject to the terms of an Additional Agreement, it is expressly understood and agreed that the Company shall not enter into any contracts with an Affiliate of any Member other than at such Affiliate’s cost.
          Section 2.5 Liability of the Members; Indemnification.
               (a) Except as otherwise may be required by applicable law, neither Member nor any officer, director, employee, agent or Affiliate of a Member nor any other Person that serves at the request of the Members on behalf of the Company including any Representative and the IW Special Representative (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) shall be liable for damages or otherwise to the Company or the other Member for any act or omission performed or omitted by it in good faith on behalf of the Company and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement so long as such act or omission shall not constitute gross negligence, bad faith or willful misconduct with respect to such acts or omissions.
               (b) To the fullest extent permitted by law, the Indemnified Parties shall be defended, indemnified and held harmless by the Company from and against any and all Damages, arising out of or incidental to any act performed or omitted to be performed by any one or more of the Indemnified Parties (including, without limitation, to the extent permitted by law, actions or omissions constituting negligence) in connection with the business of the Company; provided, however, that such act did not constitute fraud, willful misconduct or gross negligence on behalf of such Indemnified Party, and provided it shall act in a manner in which it in good faith believes to be in or not opposed to the best interests of the Company; and provided further, however, that any obligation to an Indemnified Party under this Section 2.5 shall be paid first from insurance proceeds under policies maintained by the Company or from third party indemnities or guarantees, and to the extent such obligation remains unpaid, it shall be paid solely out of and to the extent of the assets of the Company and shall not be a personal obligation of any Member. To the extent that any Indemnified Party has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company, any Member or other Person bound by the terms of this Agreement, such Indemnified Party acting in accordance with this Agreement shall not be liable to the Company, any Member, or any such other Person for its good faith reliance on (i) the advice of accountants or legal counsel for the Company, or (ii) the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of an Indemnified Party otherwise existing at law or in equity, are agreed by the Parties to replace or modify such other duties to the greatest extent permitted under applicable Law.
               (c) The Company and each Member (if not the Indemnifying Party) shall be indemnified, defended and held harmless by the other Member (the “Indemnifying Party”) from and against any and all Damages arising out of or incidental to (i) any act performed by the Indemnifying Party (including acts performed as the Member) or its authorized representatives, officers, employees, directors, shareholders, partners and members that is not performed in good faith or within the scope of authority conferred upon the Indemnifying Party or the applicable Person under this Agreement, (ii) the fraud, willful misconduct or gross negligence of the Indemnifying Party or its authorized representatives, officers, employees, directors, shareholders, partners and members or (iii) the breach by the Company of any of its representations or warranties made under any joint venture, purchase, loan or other agreement entered into in connection with the acquisition of Project Assets, which breach was solely the result of written information or matters pertaining to the Indemnifying Party provided or confirmed by such Indemnifying Party; provided, however, that the cumulative indemnification obligation of a Member under this Section 2.5 shall in no event exceed the amount of the Unreturned Investment of the other Member at the time of such indemnification.
               (d) To the fullest extent permitted by law, expenses incurred by an Indemnified Party in defending a civil or criminal action, suit or proceeding arising out of or in connection with this Agreement or the Company’s business or affairs shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount plus interest at the Prime Rate if it is ultimately determined that the Indemnified Party was not entitled to be indemnified by the Company in connection with such action.
               (e) The Company may purchase, at its expense, insurance to insure any Indemnified Party against liability for any breach or alleged breach of its fiduciary responsibilities or any act for which an Indemnified Party may receive indemnification hereunder.
               (f) Any and all indemnity obligations of each Party shall survive any termination of this Agreement or of the Company.

ARTICLE 3
CAPITAL CONTRIBUTIONS; LOANS; CAPITAL ACCOUNTS
          Section 3.1 Issuance of Units. The Company has issued one hundred (100) membership units (each a “Unit” and collectively, the “Units”). Each of the Members owns fifty (50) Units. Additional Capital Contributions may be made and, if necessary, additional Units may be issued, in accordance with terms and conditions approved by the Members. Issuance of additional Units pursuant to this Agreement does not constitute an amendment of this Agreement. Exhibit E attached hereto will be revised from time to time to reflect the Units issued from time to time to the Members. Units shall represent the Interest (including ownership and voting interest), but not necessarily the Profit Interest, of each Member.
          Section 3.2 Initial Capital Contributions. Through March 26, 2009, each Member or its predecessor-in-interest made Capital Contributions to the Company (“Initial Capital Contribution”) as set forth on Schedule 3.2.
          Section 3.3 Additional Capital Contributions. In the event that one or both of the Members is required to contribute additional capital or lend any funds to the Company as expressly provided in this Agreement or the Board of Directors Approves any such additional capital contribution (each, an “Additional Capital Contribution”), except as otherwise expressly provided in this Agreement, the amounts to be contributed shall be payable by the Members in proportion to their respective Profit Interests or as otherwise expressly provided in this Agreement; provided, however, that prior to the Effective Date but after March 26, 2009, MGM contributed $270 million to the Company as an Additional Capital Contribution (with a corresponding increase to MGM’s Capital Account) and not as a Member Loan. The Members shall not be required to contribute additional capital or lend any funds to the Company except as expressly provided in this Agreement.
          Section 3.4 Letters of Credit. Pursuant to the Construction Facility, concurrently with $1.8 billion (the “Outstanding Facility Funds”) being funded pursuant to the Construction Facility, (1) MGM shall deliver or cause to be delivered the MGM L/C and (2) IW shall deliver or cause to be delivered the DW L/C. The Company shall be entitled to draw on the Letters of Credit without any further action from the Board of Directors as provided in the Construction Facility. Each drawdown on a Letter of Credit by the Company will be treated as an Additional Capital Contribution with a corresponding increase to the Capital Account of the Member whose Letter of Credit was drawn. The revocation, dishonoring, cancellation or other unavailability of a Letter of Credit, for any reason whatsoever, at the time that a drawdown is required as provided in the Construction Facility shall constitute a failure to make a required Additional Capital Contribution by the Member whose Letter of Credit is revoked, dishonored, cancelled or otherwise unavailable for funding, and shall give rise to the rights and remedies of the other Member under Sections 3.5 and 3.6 below. Draws on the Letters of Credit will be made in the following order:
                    (i) the first $135 million from the DW L/C;
                    (ii) the next $224 million from the MGM L/C; and
                    (iii) the next $359 million from the DW L/C.

          Section 3.5 Failure to Make a Capital Contribution. If a Member fails to make any required Capital Contribution as set forth herein from and after the Effective Date (the “Delinquent Member”), then such Delinquent Member shall be subject to the provisions of Article 13. In addition, the Member that did not fail to make any required Capital Contribution as set forth herein (the “Non-Delinquent Member”) may exercise, on notice to the Delinquent Member, one of the following remedies:
               (a) the Non-Delinquent Member (the “Lending Member”) may advance the portion of the Delinquent Member’s Capital Contribution that is in default, with the following results:
                    (i) The sum advanced shall constitute a loan from the Lending Member to the Delinquent Member (each, a “Member Loan”) and a Capital Contribution of that sum to the Company by the Delinquent Member and shall be treated as such by the Parties for U.S. federal, state and local income tax purposes;
                    (ii) The unpaid principal balance of the Member Loan and all accrued unpaid interest shall be due and payable on the tenth day after written demand by the Lending Member to the Delinquent Member;
                    (iii) The unpaid balance of the Member Loan shall bear interest at the Default Interest Rate, compounded monthly, from the day that the advance is deemed made until the date that the Member Loan, together with all accrued interest, is repaid to the Lending Member;
                    (iv) All amounts distributable by the Company to the Delinquent Member shall (A) be paid to the Lending Member until the Member Loan and all accrued interest have been paid in full; (B) constitute a distribution to the Delinquent Member followed by a repayment of the Member Loan and accrued interest from the Delinquent Member to the Lending Member; and (C) be treated as such by the Parties for U.S. federal, state and local income tax purposes;
                    (v) In addition to the other rights and remedies granted to it under this Agreement, the Lending Member has the right to take any action available at law or in equity, at the cost and expense of the Delinquent Member, to obtain payment from the Delinquent Member of the unpaid balance of the Member Loan and all accrued and unpaid interest; and
                    (vi) The Delinquent Member grants to the Company, and to each Lending Member with respect to any Member Loans made to that Delinquent Member, as security, equally and ratably for the payment of all Capital Contributions that the Delinquent Member has agreed to make and the payment of all Member Loans and interest accrued made by Lending Members to that Delinquent Member, a security interest in its assets under the Uniform Commercial Code of the State of Nevada. On any default in the payment of a required Capital Contribution or in the payment of a Member Loan to a Lending Member or interest accrued, the Company or the Lending Member, as applicable, is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Nevada with respect to the security interest granted. Each Delinquent Member hereby authorizes the Company and each Lending Member, as applicable, to prepare and file financing statements and other instruments that the Managing Member or the

Lending Member, as applicable, may deem necessary to effectuate and carry out the preceding provisions of this Section 3.5(a).
               (b) the Non-Delinquent Member may contribute the portion of the Delinquent Member’s Capital Contribution that is in default, with the following results: Immediately following the contribution by the Non-Delinquent Member of a portion or all of the Delinquent Member’s Capital Contribution, the Profit Interest of the Non-Delinquent Member in the Company shall be increased and the Profit Interest of the Delinquent Member in the Company shall be decreased, with the result that such change in Profit Interest shall be permanent, and the Delinquent Member shall not have the option, other than pursuant to this Section 3.5(b), to restore its initial Profit Interest by making a curative Capital Contribution at a later time. The resulting Profit Interest of the Non-Delinquent Member shall be the number of percentage points (rounded to the nearest one hundredth of a percentage point) determined in accordance with the following formula: (A) determine the Profit Interest of the Non-Delinquent Member immediately prior to the corresponding Additional Capital Contribution and (B) add the Individual Base Profit Interest Addition corresponding to such Member with respect to such Additional Capital Contribution and (C) add the Individual Adjusted Profit Interest Addition corresponding to such Member with respect to such Additional Capital Contribution. The resulting Profit Interest of the Delinquent Member shall be the number of percentage points (rounded to the nearest one hundredth of a percentage point) determined in accordance with the following formula: (A) determine the Profit Interest of such Delinquent Member immediately prior to the corresponding Additional Capital Contribution, (B) subtract the Individual Base Profit Interest Subtraction corresponding to such Member with respect to such Additional Capital Contribution and (C) subtract the Individual Adjusted Profit Interest Subtraction corresponding to such Member with respect to such Additional Capital Contribution. The “Profit Interest” of each of MGM and IW as of the Effective Date is 50%. The Company shall not issue Units to any Member solely to reflect any increase in any Member’s Profit Interest, and a Member’s Interest shall not be deemed to increase or decrease solely as a result of an increase or decrease in the Member’s Profit Interest. For purposes of this Section 3.5(b), any failure by MGM or MGM MIRAGE to perform its obligations under the Construction Completion Guaranty shall be treated in the same manner as a failure of MGM to make a required Capital Contribution and to the extent that IW elects, in its sole and absolute discretion, to cure such failure to perform by advancing funds on MGM’s or MGM MIRAGE’s behalf, then such advances shall be treated the same as a contribution of MGM’s (as a Delinquent Member) Capital Contribution under this Section 3.5(b).
     For the purposes of this Section 3.5(b), (1) “Base Profit Interest” shall mean, with respect to a Member, the percentage equivalent of a fraction, the numerator of which shall be the aggregate Capital Contributions made to the Company by such Member pursuant to this Agreement, and the denominator of which shall be the aggregate Capital Contributions made to the Company by all the Members pursuant to this Agreement, (2) “Individual Adjusted Profit Interest Addition” shall mean the product of (i) 0.5 and (ii) the difference between (A) the Base Profit Interest of such Member immediately after the corresponding Additional Capital Contribution and (B) the Base Profit Interest of such Member immediately prior to such Additional Capital Contribution, (3) “Individual Base Profit Interest Addition” shall mean the difference between (A) the Base Profit Interest of such Member immediately after such Additional Capital Contribution and (B) the Base Profit Interest of such Member immediately prior to such Additional Capital Contribution, (4) “Individual Adjusted Profit Interest Subtraction” shall mean the product of (i) 0.5 and (ii) the difference between (A) the Base Profit Interest of such Member immediately prior to such Additional Capital Contribution and

(B) the Base Profit Interest of such Member immediately after such Additional Capital Contribution, and (5) “Individual Base Profit Interest Subtraction” shall mean the difference between (A) the Base Profit Interest of such Member immediately prior to such Additional Capital Contribution and (B) the Base Profit Interest of such Member immediately after such Additional Capital Contribution.
     By way of illustration, assume that (A) the Base Profit Interest and the Profit Interest of each Member is fifty percent (50%), in each case, immediately prior to a Additional Capital Contribution; (B) each of the Parties have made a prior Capital Contribution of $3,000,000,000; (C) the Members approve an Additional Capital Contribution pursuant to Section 3.3 hereof in the amount of $500,000,000, and (D) IW contributes only $150,000,000 (versus $250,000,000). If MGM contributes the $100,000,000 shortfall by IW in addition to its own $250,000,000 pro rata share of the Capital Contribution, the resulting Profit Interest of MGM following such contribution would be 52.31%, determined as follows:
Base Profit Interest of MGM after the Additional Capital Contribution:
[$3,000,000,000 plus $350,000,000] divided by [$6,500,000,000] = 51.54%
Base Profit Interest of MGM prior to the Additional Capital Contribution:
50%
Individual Adjusted Profit Interest Addition of MGM as a result of the Additional Capital Contribution:
(51.54%-50%) x 0.5 = 0.77%
Individual Base Profit Interest Addition of MGM as a result of the Additional Capital Contribution:
(51.54%-50%) = 1.54%
Profit Interest of MGM after the Additional Capital Contribution:
50% + 1.54% + 0.77% = 52.31%.
Accordingly, the resulting Profit Interest of MGM would be 52.31%.
Assume that, following such Additional Capital Contribution, each of the Members approve a second Additional Capital Contribution pursuant to Section 3.3 in the amount of $100,000,000, and IW fails to contribute any of such second Additional Capital Contribution. If MGM contributes the $50,000,000 shortfall by IW in addition to its own $50,000,000 pro rata share of the second Additional Capital Contribution, the resulting Profit Interest of MGM following such contribution would be 53.41%, determined as follows:

Base Profit Interest of MGM after the second Additional Capital Contribution: [$3,000,000,000 plus $350,000,000 plus $100,000,000] divided by [$6,600,000,000] = 52.27%
Base Profit Interest of MGM immediately prior to the second Additional Capital Contribution: [$3,000,000,000 plus $350,000,000] divided by [$6,500,000,000] = 51.54%
Individual Adjusted Profit Interest Addition of MGM as a result of the second Additional Capital Contribution:
(52.27%-51.54%) x 0.5 = 0.37%
Individual Base Profit Interest Addition of MGM as a result of the second Additional Capital Contribution:
(52.27%-51.54%) = 0.73%
Profit Interest of MGM immediately prior to the second Additional Capital Contribution:
52.31%.
Profit Interest of MGM after the second Additional Capital Contribution:
52.31% + 0.73% + 0.37% = 53.41%.
          Section 3.6 Additional Remedies for Failure to Make an Additional Capital Contribution. In addition to the remedies provided under Section 3.5, the Company may, on notice to a Delinquent Member, take such action, at the cost and expense of the Delinquent Member, to obtain payment by the Delinquent Member of the portion of the Delinquent Member’s Additional Capital Contribution that is in default, together with interest on that amount at the Default Interest Rate from the date that the Additional Capital Contribution was due until the date that it is made, provided, however, that in the event that a Member fails to make its Additional Capital Contribution within ten (10) Business Days following the receipt of written notice from the other Member that the Additional Capital Contribution is due, then such Delinquent Member shall also be required to pay the other Member an “inconvenience fee” equal to ten percent (10%) of any Additional Capital Contribution shortfall. The Delinquent Member’s obligation to make Additional Capital Contributions or repay any Member Loan to a Lending Member shall be recourse to such Delinquent Member (except to the extent and after such time that the Non-Delinquent Member elects to make a contribution of any portion of the Delinquent Member’s Additional Capital Contribution). The Delinquent Member shall have direct liability for the Delinquent Member’s obligation to make Capital Contributions or repay any loan to a Lending Member. Payment of interest and the inconvenience fee shall not be treated as Capital Contributions and shall not increase the Capital Account of the paying Member.
          Section 3.7 Capital Accounts.
               (a) There shall be maintained for each Member a separate capital account (“Capital Account”) which shall be governed and maintained throughout the existence of the

Company in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv). Without limiting the generality of the foregoing, a Member’s Capital Account shall be increased by (A) the amount of money contributed by such Member to the Company, (B) the Gross Asset Value of any property contributed by such Member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to pursuant to Code Section 752), (C) the amount of any Profits allocated to such Member and any items in the nature of income or gain which are specially allocated to such Member hereunder, and (D) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. A Member’s Capital Account shall be decreased by (X) the amount of money and the Gross Asset Value of any property distributed to such Member by the Company (net of liabilities securing such distributed property that such Member is considered to assume or take subject to under Code Section 752), (Y) the amount of any Losses allocated to such Member and any items in the nature of expenses or losses which are specially allocated to such Member hereunder, and (Z) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
               (b) Notwithstanding Section 3.7(a) above, the principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Person related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Person until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).
               (c) Upon the Transfer of a Member’s Unit in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit.
               (d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event that at any time during the existence of the Company the Tax Matters Partner, with the advice of legal counsel or accountants, shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Tax Matters Partner may make such modification.
          Section 3.8 Return of Capital. Except as specifically provided herein, no Member may withdraw capital from the Company. To the extent any cash that any Member is entitled to receive pursuant to any provision of this Agreement would constitute a return of capital, each of the Members consents to the withdrawal of such capital. If any capital is, or is to be, returned to a Member, the Member shall not have the right to receive property other than cash, except as otherwise expressly provided in this Agreement. No interest shall be payable on the Capital Contributions made by the Members to the Company. The Members hereby agree that any payment received by MGM or its Affiliate pursuant to an Additional Agreement shall not be deemed a withdrawal of capital by, or a return of capital to, MGM or its Affiliates.

          Section 3.9 Gross Asset Value.
               (a) “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:
                    (i) The initial Gross Asset Value for any asset (other than money) contributed by a Member to the Company shall be as determined by the Members by unanimous approval;
                    (ii) The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as Approved by the Board of Directors, as of the following times: (i) the acquisition of additional Profit Interests or Units in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of cash or property as consideration for Units in the Company, if (in any such event) such adjustment is necessary or appropriate, in the reasonable judgment of the Members, to reflect the relative economic interests of the Members in the Company; (iii) the liquidation of the Company for U.S. federal income tax purposes pursuant to Regulations Section 1.704-1(b)(2)(ii)(g); or (iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member;
                    (iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal its gross fair market value on the date of distribution as Approved by the Board of Directors;
                    (iv) The Gross Asset Value of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section 3.9(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 3.9(a)(iv) to the extent that an adjustment pursuant to Section 3.9(a)(ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 3.9(a)(iv); and
                    (v) If the Gross Asset Value of an asset has been determined or adjusted pursuant to Sections 3.9(a)(i), 3.9(a)(ii) or 3.9(a)(iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account from time to time with respect to such asset for purposes of computing Profits and Losses.
               (b) Upon the occurrence of any event specified in Regulations Section 1.704-1(b)(2)(iv)(f), the Members, by unanimous approval, may cause the Capital Accounts of the Members to be adjusted to reflect the Gross Asset Value of the Company’s assets at such time in accordance with such Regulation if the Members, by unanimous approval, determines that the Gross Asset Value of the Company’s assets has materially appreciated or depreciated in such an amount so as to render such adjustment necessary to preserve the economic arrangement of the Members.
               (c) To the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining

Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
          Section 3.10 Completion Guaranty. Any payments made by MGM or MGM MIRAGE pursuant to the Construction Completion Guaranty shall not constitute Capital Contributions to the Company, but rather shall be treated as paid outside the Company by MGM or MGM MIRAGE in its individual capacity and not as (or on behalf) of a Member. Similarly, all distributions received by MGM or MGM MIRAGE pursuant to the Cash Proceeds Letter shall not constitute distributions of Distributable Cash, but rather shall be treated as paid outside the Company.
          Section 3.11 Harmon Completion Guaranty. Any payments made by MGM or MGM MIRAGE pursuant to the Harmon Completion Guaranty shall not constitute Capital Contributions to the Company, but rather shall be treated as paid outside the Company by MGM or MGM MIRAGE in its individual capacity and not as (or on behalf) of a Member.
ARTICLE 4
COVENANTS
          Section 4.1 Intentionally Omitted.
          Section 4.2 Licensing.
               (a) Cooperation. Each Member shall use commercially reasonable efforts to prepare, file and process applications to obtain all necessary Gaming registrations, licenses, findings of suitability and approvals from Gaming Authorities that are required for the Company and its Subsidiaries to operate the Project. Further, each Member shall, and shall use commercially reasonable efforts to cause the members of such Members to, use commercially reasonable efforts to prepare, file and process applications to obtain all necessary Gaming registrations, licenses, findings of suitability and approvals from Gaming Authorities that are required in connection with the ownership of an interest in the Company and to obtain as soon as practicable all consents necessary to permit the Company to consummate its purposes as set forth in Section 1.4 hereof without breaching or violating any applicable Gaming Law. Each Member shall, and shall cause its Affiliates to, (i) reasonably cooperate with any investigation by any Gaming Authority having jurisdiction over any Member or any Affiliate of any Member, and use its best efforts to promptly comply with any directives of any such Gaming Authority, and (ii) use its commercially reasonable efforts to cause any Transferee of any portion of its Units likewise to so cooperate and comply. Each Member agrees that it shall not intentionally take any action or omit to take any action that would have the effect of adversely affecting any Gaming registration, license, approval, finding of suitability or permit held by any Member or Affiliate thereof. The Members and their Affiliates shall fully cooperate in connection with any review of this Agreement by any Gaming Authority. Each Member shall cooperate reasonably and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, as may be reasonably requested by the other Member or the Managing Member in obtaining the licenses and consents referred to in this Section 4.2. Each Member acknowledges that monetary damages alone would not be adequate compensation for a breach of this Section 4.2 and the Members agree that a non-breaching Member shall be entitled to seek a decree or order from a court of competent jurisdiction for specific performance to restrain a breach or threatened breach of this Section 4.2 or to require compliance by a Member with this Section 4.2.
          In the event that either Member shall intentionally obstruct the process for the Gaming Approvals in a manner that results in an unreasonable delay in receiving such Gaming Approvals, then:
                    (i) If IW shall be the party so obstructing and continuing to obstruct ten (10) Business Days after IW’s receipt of written notice specifying such obstruction from MGM, then, at the election of MGM, either (A) MGM may elect to purchase all rights and title to all of the Units owned directly or indirectly by IW and its Affiliates at the lesser of (1) the Conditional Transfer Price and (2) the amount of the Unreturned Investment for IW, and IW will Transfer and sell such Units to MGM, or (B) MGM may obtain an injunction to exercise specific performance rights requiring IW’s cooperation with the process for the Gaming Approvals.
                    (ii) If MGM shall be the party so obstructing and continuing to obstruct ten (10) Business Days after MGM’s receipt of written notice specifying such obstruction from IW, then, at the election of IW, either (A) MGM shall purchase all rights and title to all of the Units owned directly or indirectly by IW and its Affiliates at the greater of (1) the Conditional Transfer Price and (2) the amount of the Unreturned Investment for IW, and IW will Transfer and sell such Units to MGM, or (B) IW may obtain an injunction to exercise specific performance rights requiring MGM’s cooperation with the process for the Gaming Approvals.
In the event that either Member elects to have MGM purchase all rights and title to all of the Units of IW, then the payment of the applicable purchase price shall be in cash by wire transfer of federal funds and the Transfer of Units shall take place no later than one hundred eighty (180) days following the date such Member makes an election to have MGM purchase the Units (the “Cash Purchase Procedure”).
               (b) Delayed Gaming Approval. The Members agree that, in the event that the Managing Member, based on its reasonable judgment, including its consultation with Approved Counsel, believes that the IW Gaming Approvals will likely not be granted or issued until some time after the anticipated Casino Opening Date, the Company and the Managing Member or its Affiliate will enter into one or more lease agreements (the “Lease Agreements”) prior to the anticipated Casino Opening Date, which Lease Agreements, while in effect, would replace the corresponding provisions in the Operations Management Agreements for all Gaming Components, and pursuant to which MGM or its Affiliate will lease all such Gaming Components from the Company and operate and manage such Gaming Components. The terms of such Lease Agreement shall be Approved by the Board of Directors and shall provide for such payment terms to the Company to reflect substantially the identical economic benefits that the Company would have realized from such Gaming Components had the Operations Management Agreements been in effect. The Lease Agreements shall terminate five (5) Business Days after the IW Gaming Approvals have been duly issued. For the purposes of this Section 4.2, “IW Gaming Approvals” shall mean all Gaming Approvals necessary for IW to obtain in order for the Company to own or operate, directly or through a Subsidiary, any Gaming Component, for IW to hold any ownership or other interest in the Company, or for MGM or its Affiliates to be associated with IW or its Affiliates in connection with the Project or the Company.
               (c) Rejection of Gaming Approval.
                    (i) At any time prior to the date on which IW receives the IW Gaming Approvals, in the event that MGM or its Affiliates are prohibited by the Gaming Authorities in the State of Nevada from being associated with IW or its Affiliates in connection with the Project or the Company, the IW Gaming Approvals shall be deemed to have been rejected, and “Casino Opening Date” shall mean the date on which the Cesar Pelli-designed resort casino opens for business to the public.
                    (ii) In the event that the Company obtains an opinion of Approved Counsel or guidance from Approved Counsel or from the applicable Gaming Authorities that the IW Gaming Approvals will likely be rejected or revoked at any time, the Members hereby agree as follows:
                         (1) If, notwithstanding IW’s continuing ownership of the Company, (A) the Company obtains an opinion or guidance from Approved Counsel or from the applicable Gaming Authorities that the Gaming Components may continue to be operated pursuant to the Lease Agreements (or any other arrangements to permit the operating of the Gaming Components) and (B) MGM or its Affiliates are not prohibited from being associated with IW or its Affiliates in connection with the Project or the Company, then IW and MGM shall remain Members of the Company pursuant to this Agreement so long as the previous clauses (A) and (B) continue to be true.
                         (2) If, due to IW’s continuing ownership of the Company, (A) the Company obtains an opinion or guidance from Approved Counsel or from the applicable Gaming Authorities that the Gaming Components may not continue to be operated pursuant to the Lease Agreements (or any other arrangements to permit the operating of the Gaming Components) and (B) MGM or its Affiliates are prohibited from being associated with IW or its Affiliates in connection with the Project or the Company, then MGM may elect to purchase all rights and title to all of the Units owned directly or indirectly by IW and its Affiliates at the amount of the Unreturned Investment for IW, and IW will transfer and sell such Units to MGM. Such purchase shall be consummated in accordance with the Cash Purchase Procedure.
               (d) Remedies Not Exclusive. Availability of any other remedy to the Members under this Agreement, including, but not limited to such remedies set forth in Article 13 hereof, shall not in any manner be deemed to limit, abridge, or restrict the rights of the Members set forth in this Section 4.2.
          Section 4.3 Ancillary Agreements.
               (a) The Company and MGM or an Affiliate of MGM have negotiated the terms and conditions of the current Ancillary Agreements and shall negotiate the terms and conditions of any Ancillary Agreements entered into at a future date in good faith. The cost to the Company under an Ancillary Agreement identified in Exhibit B attached hereto shall be provided for in the Construction Budget or an Annual Budget. In the event that the capital expenditures or operating costs related to one or more Ancillary Agreements described in Exhibit B attached hereto are in excess of the amount set forth in the Construction Budget or Annual Budget, in each case, as Approved by the Board of Directors, MGM or MGM MIRAGE solely shall be responsible for payment of all such excess costs related to the Ancillary Agreements, which excess payments shall not constitute Capital Contributions to the Company, but rather are treated as paid outside the Company in its individual capacity and not as (or on behalf) of a Member.
               (b) In the event any Ancillary Agreement is not described on Exhibit B attached hereto, the improvements and/or services and benefits required for the Company to have the benefits thereunder shall be provided by MGM or MGM MIRAGE to the Company, and MGM’s only fee shall be a reimbursement of MGM’s out-of-pocket cost to provide such improvements and/or services and benefits.
               (c) MGM shall enter into, or cause its Affiliates to enter into, any Ancillary Agreements necessary to develop, construct and operate the Project in accordance with the Project Business Plan.
          Section 4.4 FAA Determination Letters. MGM and its Affiliates shall use commercially reasonable efforts to obtain and keep in effect the applicable determination letters from the Federal Aviation Agency necessary for the planned height of the proposed buildings in the Project.
          Section 4.5 Intentionally Omitted.
          Section 4.6 People Mover Construction Obligation. The Company’s liability for capital expenditures related to the automated people mover system which traverses the Project (“People Mover”) shall be limited to Fifty Million Dollars ($50,000,000), and MGM and/or MGM MIRAGE solely shall be responsible for payment of all capital expenditures related to the People Mover in excess of Fifty Million Dollars ($50,000,000).
          Section 4.7 Income Tax on Residential Units.
               (a) With respect to the first “True Proceeds”, as defined below, received by the Company from closings of the sales or contracts of sale of any residential units in the Project Components, IW’s maximum income tax liability, as determined by IW, for federal, state, and foreign income tax purposes (collectively the “IW Tax Liability”) with respect to any gain allocated by the Company to IW with respect to sales of residential units, in each case, within the Project Components shall be limited to $10 million. MGM shall make a Capital Contribution to the Company in an amount equal to the excess, if any, of the IW Tax Liability over $10 million (the “MGM Additional Contribution”). The Company will distribute the MGM Additional Contribution to IW immediately upon IW’s request. The amount of any MGM Additional Contribution shall be determined by MGM, subject to review by IW, on a quarterly basis with such amount to be funded in cash by MGM no later than thirty (30) days after the end of each quarter. “True Proceeds” shall mean the amount equal to $2.673 billion less Actual Pre-Closing Residential Proceeds.
               (b) With respect to Net Residential Proceeds received by the Company in excess of the first True Proceeds from closings of the sales of any residential units in the Project Components, each of the Members shall be responsible for its respective tax liability.

               (c) The Capital Accounts of the Members with respect to the MGM Additional Contribution shall be adjusted such that each of MGM and IW’s percentage of total capital of the Company immediately before the MGM Additional Contribution equals each such Member’s percentage of total capital of the Company immediately after the MGM Additional Contribution and the distribution of such amount by the Company to IW (assuming for this purpose that such amount is immediately distributed by the Company to IW). For example, if immediately before a MGM Additional Contribution the total capital of the Company was $5.4 billion and MGM and IW each shared in 50% of such total capital or $2.7 billion each, upon a $0.1 billion MGM Additional Contribution to the Company, IW’s and MGM’s Capital Account balance immediately after the MGM Additional Contribution would be $2.7 billion and $2.6 billion, respectively. Subsequently, the distribution of the MGM Additional Contribution in the amount of $0.1 billion to IW will reduce IW’s Capital Account balance to $2.6 billion, and therefore allow IW’s and MGM’s Capital Account balance to be in the proper ratio of 50% each. In no event will this adjustment affect IW’s or MGM’s respective Profit Interest.
ARTICLE 5
ALLOCATION OF PROFITS AND LOSSES
          Section 5.1 Allocation of Profits and Losses.
               (a) In General. Except as otherwise expressly provided in this Agreement, the Company’s Profits and Losses shall be credited or debited, as the case may be, as set forth below in this Section 5.1.
               (b) Profits. After giving effect to any special allocations required under this Agreement and not contained in this Section 5.1(b), Profits for any Fiscal Year shall be allocated in the following order and priority:
                    (i) First, to each of Members, pro rata, in proportion to the amounts required to be allocated pursuant to this Section 5.1(b)(i), to the extent of, the excess, if any, of: (A) the cumulative Losses allocated to such Member pursuant to Section 5.1(c)(iv) hereof for all periods, over (B) the cumulative Profits allocated to such Member pursuant to this Section 5.1(b)(i) for all periods;
                    (ii) Second, to IW, to the extent of, the excess, if any, of: (A) the cumulative Losses allocated to IW pursuant to Section 5.1(c)(iii) hereof for all periods, over (B) the cumulative Profits allocated to IW pursuant to this Section 5.1(b)(ii) for all periods;
                    (iii) Third, to MGM, to the extent of, the excess, if any, of: (A) the cumulative Losses allocated to MGM pursuant to Section 5.1(c)(ii) hereof for all periods, over (B) the cumulative Profits allocated to MGM pursuant to this Section 5.1(b)(iii) for all periods; and
                    (iv) Thereafter, to the Members, pro rata, in proportion to their respective Profit Interests.

               (c) Losses. After giving effect to any special allocations required under this Agreement and not contained in this Section 5.1, and subject to Section 5.6 hereof, Losses for any Fiscal Year shall be allocated in the following order and priority:
                    (i) First, to the Members, pro rata, in proportion to the amounts required to be allocated pursuant to this Section 5.1(c)(i), until such time as the Adjusted Capital Account Balance of each Member is reduced to the sum of its (A) Unreturned Default Contributions and (B) Unreturned L/C Contributions;
                    (ii) Second, to MGM, until such time as its Adjusted Capital Account Balance is reduced to its Unreturned Default Contributions;
                    (iii) Third, to IW, until such time as its Adjusted Capital Account Balance is reduced to its Unreturned Default Contributions;
                    (iv) Fourth, to the Members, pro rata, in proportion their respective Adjusted Capital Account Balances, until such time as each Member’s Adjusted Capital Account Balance is reduced to zero; and
                    (v) Thereafter, to the Members, pro rata, in proportion to their respective Profit Interests.
          Section 5.2 Minimum Gain Chargeback Allocation Provisions.
               (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
               (b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-

2(j)(2). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
          Section 5.3 Qualified Income Offset. Notwithstanding any other provision of this Agreement, should a Member unexpectedly receive an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Member’s Capital Account, such Member shall be specially allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate, to the extent required by such Regulations, such deficit balance as quickly as possible. This Section 5.3 is intended to comply with the qualified income offset requirement in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          Section 5.4 Nonrecourse Deductions.
               (a) In General. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their respective Profit Interests.
               (b) Partner Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
          Section 5.5 Curative Allocations. The allocations set forth in Sections 5.2, 5.3, 5.4 and 5.6(b) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset as quickly as possible with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.5 so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations had not occurred.
          Section 5.6 Limitation on Losses.
               (a) “Adjusted Capital Account Balance” means, with respect to any Member, the balance of such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
                    (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or as determined pursuant to Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
                    (ii) Debit to such Capital Account the items described in clauses (4), (5) and (6) of Section 1.704-1(b)(2)(ii)(d) of the Regulations.
     The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

               (b) Notwithstanding the provisions of this Article 5, allocations of Losses to a Member shall be made only to the extent that such loss allocations will not create an Adjusted Capital Account Balance deficit for that Member at the end of any Fiscal Year in excess of the sum of such Member’s share of Company Minimum Gain, such Member’s share of Member Nonrecourse Debt Minimum Gain and (without duplication) the amount, if any, that such Member is obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(d)(3). If and to the extent an allocation of Losses is not made to a Member by reason of the preceding sentence, then such Losses shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of Losses under the preceding sentence). In the event there are any remaining Losses in excess of the limitations set forth in the preceding two sentences, such remaining Losses shall be allocated among the Members in accordance with their Profit Interests as determined under Regulations Section 1.704-1(b)(3). Any Losses reallocated under this Section shall be taken into account in computing subsequent allocations of income and losses pursuant to this Article 5, so that the net amount of any item so allocated and the income and losses allocated to each Member pursuant to this Article 5, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this Article 5 as if no reallocation of Losses had occurred under this Section 5.6(b).
          Section 5.7 Section 704(c) Tax Allocations. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the “traditional method” pursuant to the Regulations Section 1.704-3(b). If the Gross Asset Value of any Company asset is adjusted pursuant to Section 3.9(b) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder using the “traditional method” pursuant to the Regulations Section 1.704-3(b). The Tax Matters Partner will make any elections or other decisions relating to such allocations in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.7 are solely for purposes of U.S. federal, state, and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
          Section 5.8 Allocations Between Transferor and Transferee. Upon the Transfer of all or any portion of a Member’s Units in accordance with the provisions of this Agreement, Profits and Losses with respect to such Units so Transferred shall be allocated between the transferor and Transferee of such Units on the basis of the computation method which is in the best interest of the Company, provided such method is in conformity with the methods prescribed by Code Section 706 and Regulations Section 1.706-1(c)(2)(ii).
          Section 5.9 Regulations Interpretation. For purposes of this Agreement, the Regulations Sections referred to herein shall be read and interpreted by substituting the term “Company” for the term “Partnership,” and by substituting the term “Member” for the term “Partner”.

ARTICLE 6
NON-LIQUIDATING DISTRIBUTIONS
          Section 6.1 Initial Distribution. Simultaneous with MGM’s contribution of the Project Assets to the Company, the Company distributed to MGM the amount as set forth on Schedule 6.1, a portion of such distribution was treated as qualifying for the exception to the disguised sales rules of the Code for reimbursements of pre-formation expenditures pursuant to Regulations Section 1.707-4(d).
          Section 6.2 Tax Distribution. The Company shall distribute quarterly to the Members in accordance with their Profit Interests, to the extent cash is available to the Company, an amount sufficient to enable the Members (or, if applicable, the owners or members of such Member) to fund their U.S. federal income tax liabilities attributable to their respective distributive shares of net taxable income of the Company (calculated for each Member (or, if applicable, the owners or members of such Member) net of any tax loss of the Company previously allocated to such Member (or, if applicable, the owners or members of such Member) and not previously offset by allocations of taxable income), in each case assuming that each Member (or, if applicable, the owners or members of such Member) is taxable at the highest marginal U.S. federal income tax rate applicable to a corporation. The amounts to be distributed to a Member as a tax distribution pursuant to this Section 6.2 in respect of any Fiscal Year shall be computed as if any distributions made pursuant to Section 6.4 hereof during such Fiscal Year were a tax distribution in respect of such Fiscal Year. Any distribution pursuant to this Section 6.2 shall be deemed to have been made in anticipation of, and shall reduce in a like amount, the respective distributions of the Members otherwise to be made pursuant to Section 6.4 hereof.
          Section 6.3 Distributable Cash. The term “Distributable Cash” with respect to the Company for any period shall mean an amount equal to the total cash revenues and receipts of the Company from any source (including Capital Contributions, loans and refinancings) for such period, less the sum of (i) all operating expenses paid or incurred by the Company, including current principal and interest payments on the Financing of the construction of the Project and other Company indebtedness, but excluding any distributions pursuant to Section 6.2, (ii) all capital expenditures made by the Company, (iii) up to $243 million of Condo Proceeds used by the Company for Project Costs or paid to MGM or MGM MIRAGE in accordance with the Cash Proceeds Letter as a reimbursement of amounts paid by MGM or MGM MIRAGE under the Construction Completion Guaranty, which amount shall be treated as a payment under Regulations Section 707(a)(1), and (iv) the amount established during such period for reserves in accordance with the Project Business Plan for anticipated costs, expenses, liabilities and obligations of the Company, working capital needs of the Company, savings or other appropriate Company purposes. Distributions of Distributable Cash shall be made to the holder of record of such Units on the date of distribution.
          Section 6.4 Distribution of Distributable Cash. Distributable Cash shall be distributed as follows:
               (a) First, to the Members that have Unreturned Default Contributions, pro rata, in proportion to their Unreturned Default Contributions, until such time as each Member’s Unreturned Default Contributions are reduced to zero;

               (b) Second, to IW until such time as its Unreturned L/C Contributions are reduced to zero;
               (c) Third, to MGM until such time as its Unreturned L/C Contributions are reduced to zero; and
               (d) Thereafter, the balance, if any, to the Members, pro rata in proportion to their respective Profit Interests.
          Section 6.5 Sponsor Subordinated Notes. The Company has executed (a) that certain Amended and Restated Sponsor Subordinated Note dated October 31, 2008 whereby the Company is obligated to pay IW the sum of Five Hundred Million Dollars ($500,000,000) (the “IW Note”), and (b) that certain Amended and Restated Sponsor Subordinated Note dated October 31, 2008 whereby the Company is obligated to pay MGM the sum of Five Hundred Million Dollars ($500,000,000) (the “MGM Note” and together with the IW Note, the “Subordinated Notes”). Each of IW and MGM hereby acknowledge and agree that Distributable Cash shall be distributed pursuant to Sections 6.4(a), 6.4(b) and 6.4(c) prior to repayment of the Subordinated Notes.
ARTICLE 7
ACCOUNTING AND RECORDS; CAPITAL BUDGETS
          Section 7.1 Books and Records. The books and records of the Company, and the financial position and the results of its operations recorded, shall reflect all Company transactions, and shall otherwise be appropriate and adequate for the Company’s business in accordance with the Act and with generally accepted accounting principles for both financial and tax reporting purposes and for purposes of determining net income and net loss. The books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company’s business. The fees of independent accountants incurred by the Company for the preparation of all tax returns and audited financial statements for the Company shall be at the Company’s expense. Each Member and its respective duly authorized representatives shall, at its sole expense, have the right, at any time without notice to the other, to examine, copy and audit the Company’s books and records during normal business hours.
          Section 7.2 Reports.
               (a) Within twenty (20) days after the end of each Fiscal Year, within fifteen (15) days after the end of each of the first three fiscal quarters thereof, and within twelve (12) days after the end of each calendar month other than March, June, September and December, the Managing Member shall cause the Members to be furnished with a copy of the balance sheet of the Company as of the last day of the applicable period, and a statement of income or loss for the Company for such period. Quarterly and annual statements shall also include a statement of the Members’ Capital Accounts and changes therein for such fiscal quarter or Fiscal Year, as applicable. Annual statements shall be audited by the Company Accountants, and shall be in such form as shall enable the Members to comply with all reporting requirements applicable to either of them or their Affiliates under the Securities Exchange Act of 1934, as amended. The audited financial statements of the Company shall be furnished to the Members within fifty (50) days after the end of each Fiscal Year.
               (b) As promptly as practicable, but in any event no later than one hundred eighty (180) days after the end of the Company’s taxable year, the Managing Member shall cause to be prepared and distributed to each Member all information necessary for the preparation of such Member’s U.S. federal and state income tax returns, including a statement showing such Member’s share of income, gains, losses, deductions and credits for such year for U.S. federal and state income tax purposes and the amount of any distributions made to or for the account of such Member pursuant to this Agreement.
               (c) The Managing Member shall also provide to each Member monthly reports, or more frequent reports if appropriate, concerning the status of development activities and construction, recent leasing, sales and financing activities for the Project, which reports shall be in a form reasonably acceptable to the Members and shall include, among other things, a general description of all leases and contracts of sale which have been executed and all Major Leases and Major Contracts of sale which are currently under negotiation, as well as the status of all litigation (other than that which is covered by insurance if the insurance carrier has accepted a tender of defense by the Company or the Project Owner without any reservation of rights unless such litigation, if successful, would result in a loss to the Company in excess of $1,000,000, net of insurance coverage). During construction of the Project, the Managing Member shall provide to each Member copies of any reports that it sends to the lender providing an applicable construction loan. After completion of construction of the Project, the Managing Member shall also provide to each Member monthly reports concerning the marketing, sales, leasing, and, if applicable, hotel occupancy and operations, which reports shall be in a form reasonably acceptable to the Members, as well as copies of any reports it provides to any lender providing permanent financing for the Project or any Project Component. Without limiting the foregoing, the Managing Member shall notify the Members of any material threatened or actual litigation involving the Company, the Project Owner or the Members (as Members of the Company) promptly after the Managing Member becomes aware thereof. During any construction occurring on any real property owned or leased directly or indirectly by the Company and/or the Project Owner (including, without limitation, the initial construction of the Project), the monthly report shall also be accompanied by the weekly job meeting minutes prepared by the general contractor, commencing one (1) week after the commencement of such construction and continuing until the completion of construction (or such later date if such meetings continue thereafter). During the initial construction of the Project, the Members or their representatives may attend the regularly scheduled weekly construction job meetings regarding such development and initial construction until completion of such construction, and the Members shall be invited to attend, and shall be provided with prior notice of, any regularly scheduled meetings or major meetings scheduled in advance. Upon IW’s reasonable request, MGM shall provide IW with such reasonable information, analyses and reports prepared by or on the behalf of the Managing Member that are related solely to the Project and in a form that may be presented in a manner to preserve the confidential, proprietary or sensitive information of MGM or its Affiliates.
               (d) All financial information to be delivered hereunder shall be delivered both electronically and as hard copies.

          Section 7.3 Tax Returns. The Managing Member, at the expense of the Company, shall prepare or cause the Company Accountants to prepare all income and other tax returns, on an accrual basis, of the Company, which returns shall be sent to the Members within one hundred eighty (180) days after the end of each Fiscal Year, and cause the same to be filed in a timely manner. The Managing Member shall furnish to each Member a copy of each such return as soon as it has been filed, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs. Each of the Members shall, in its respective income tax return and other statements filed with the Internal Revenue Service or other taxing authority, report taxable income in accordance with the provisions of this Agreement.
          Section 7.4 Tax Matters Partner. The Managing Member is hereby designated as the “Tax Matters Partner” of the Company as defined in Section 6231 of the Code and, to the extent authorized or permitted under applicable law, the Managing Member shall represent the Company in connection with all examinations of Company affairs by taxing authorities, including, without limitation, resulting administrative and judicial proceedings. The Tax Matters Partner agrees to promptly notify the Members upon the receipt of any correspondence from any U.S. federal, state or local tax authorities relating to any examination of the Company’s affairs, to consult with and allow for the participation by the Members in connection with the making of any elections, the progress of any such examination, and further the Tax Matters Partner agrees not to settle any tax matters resulting from such examination without the Approval of the Board of Directors.
          Section 7.5 Fiscal Year. The “Fiscal Year” of the Company shall be the calendar year. As used in this Agreement, a Fiscal Year shall include any partial Fiscal Year at the beginning or end of the term of the Company.
          Section 7.6 Bank Accounts. The Managing Member shall be responsible for causing one or more accounts to be maintained in one or more banks, which accounts shall be used for the payment of expenses incurred in connection with the business of the Company, and in which shall be deposited any and all cash receipts. Such accounts shall be maintained in a bank or banks in Nevada to the extent required by applicable law. All such amounts shall be and remain the property of the Company and shall be received, held and disbursed by the Company for the purposes specified in this Agreement. There shall not be deposited in any of such accounts any funds other than funds belonging to the Company, and no other funds shall be commingled with such funds.
          Section 7.7 Tax Elections.
               (a) At the request of any Member, the Managing Member, on behalf of the Company, shall elect to adjust the basis of the assets of the Company for U.S. federal income tax purposes in accordance with Section 754 of the Code in the event of a distribution of Company property as described in Section 734 of the Code or a Transfer by any Member of its Units as described in Section 743 of the Code.
               (b) The Tax Matters Partner shall make decisions with respect to any tax dispute (subject to the Approval of the Board of Directors) as well as elections (subject to the Approval of the Board of Directors for elections that materially impact the tax liabilities of the Members) with respect to tax treatment of various items; provided, however, that (i) the Members shall have the right to participate in any administrative or judicial proceeding at the Company level at its own expense; (ii) the Tax Matters Partner shall not enter into a settlement of any Company item that is binding on the other Members without the prior written consent of all of the Members and (iii) shall notify the Members of any proposed settlement of any Company item and shall consult in good faith with, and take into account reasonable comments made by any Member with respect to such proposed settlement.
          Section 7.8 Business Plan and Budgets.
               (a) Within thirty (30) days of the Effective Date, the Managing Member shall prepare and deliver, or shall cause to be prepared and delivered, to IW for its review and approval, (i) the Construction Budget (only prior to the Completion Date), (ii) a pre-opening budget for the Project and (iii) a written, detailed business plan for the Project setting forth the proposed development, construction, management, financing, operation, leasing and sale plans for the Project (collectively, the “Project Business Plan”). The Managing Member shall deliver, or cause to be delivered, to IW (I) prior to the beginning of each Fiscal Year and (II) at such other times as determined by the Board of Directors, an updated business plan for the Project, containing the components described in clauses (i), (ii) and (iii) of this Section 7.8(a). Any modifications to the previously approved Project Business Plan shall be subject to the Approval of the Board of Directors in accordance with Section 9.3 hereof.
               (b) At least ninety (90) days prior to (a) the estimated completion of the Project and (b) the beginning of each Fiscal Year thereafter, the Managing Member shall cause the Operations Manager to prepare and submit to the Board of Directors for its review and approval, (i) a proposed annual budget for each Project Component for the upcoming Fiscal Year and (ii) a proposed business plan for each Project Component (x) setting forth the proposed, financing, operation, leasing and/or sale plans with respect to the applicable Project Component and (y) including, without limitation, (1) a detailed description of the anticipated rents and operating expenses, the maintenance and repair of the applicable Project Component and any planned or required improvements to such Project Component and (2) a detailed marketing report, which, at a minimum, sets forth a list of expected vacancies and a description of anticipated rents or other revenues over the applicable year and any related costs and expenses. Such business plan, once Approved by the Representatives on the Board of Directors in accordance with Section 9.3 hereof shall be referred to herein as a “Component Business Plan” and, collectively, the “Component Business Plans” for the applicable Project Component. Each proposed annual budget shall show all projected expenditures for operating expenses and capital improvements and all projected revenues from any source for the Project Component covered by such annual budget. In addition, each such annual budget shall be prepared on both a cash and accrual basis and shall be in a form that has been Approved by the Board of Directors. All projections in each proposed annual budget shall be done on a monthly basis. The Members acknowledge that the preliminary annual budget for a Project Component provided pursuant to this Section 7.8(b) will necessarily reflect only preliminary estimates of items of income and expense, and is subject to subsequent revision as contemplated by subclause (e) below.
               (c) At least ninety (90) days prior to the beginning of each Fiscal Year after completion of the Project, the Managing Member shall submit to the Board of Directors for its review and approval, a revised annual budget for each Project Component. Such revised annual budget shall take into account changes, if any, suggested by the Members and/or the Board of Directors and any other circumstances of which the Managing Member has become aware since the distribution of the prior Annual Budget for such Project Component. Such revised annual budget, once Approved by the Board of Directors in accordance with Section 9.3 hereof shall replace the prior Annual Budget for such Project Component.
               (d) If the Board of Directors is unable to agree upon a business plan or annual budget prior to the first day of the Fiscal Year in question, then each Member, agreeing to use all good faith, commercially reasonable efforts to do so and subject to the terms of any Financing Documents then in effect, shall provide for the Business Plan and Annual Budget for such Project Component in effect for the Fiscal Year then expiring to be utilized until a new business plan and/or annual budget, as applicable, has been Approved, with the line items in such expiring Business Plan or Annual Budget that have not been Approved by the Board of Directors to be adjusted as follows: (x) insurance, taxes, common charges, utilities, debt service, labor expenses and required capital expenditures (necessary to comply with any applicable laws or existing Contractual Obligations) shall each be adjusted to actual amounts, (y) all capital and non-recurring items (other than the aforesaid required expenditures) for the current calendar year in such annual budget shall remain the same as in the expiring Annual Budget, and (z) all other expense line items shall be adjusted by an amount equal to the CPI Annual Percentage Increase (as hereinafter defined) as of the date of the expiring Annual Budget. The line items in the business plan and/or annual budget that have been Approved by the Board of Directors shall replace the applicable line items in the prior Business Plan and/or Annual Budget. The “CPI Annual Percentage Increase” computed as of a particular calendar month shall be equal to the percentage difference between the CPI for such calendar month and the CPI for the calendar month which is twelve (12) months prior to such calendar month. The Managing Member shall be entitled to make expenditures of Company funds in accordance with the foregoing.
               (e) After the Closing Date, no less often than four (4) times per year, but in no event later than February 10, May 10, August 10 and November 10 of each year, the Managing Member shall prepare, or cause to be prepared, and submit to the Board of Directors for its review, updated sales projections for the residential units (including condominiums and condo-hotel units) at the Project with variance calculations indicating the differences in average sales price and sales volume for the residential units compared to the most recently approved Business Plan.
               (f) If the proposed business plan and annual budget for a Project Component are each Approved by the Board of Directors, then the same shall be the Business Plan and Annual Budget for such Project Component for the next Fiscal Year. Notwithstanding anything to the contrary set forth herein, at any time prior to the day which is sixty (60) days before the beginning of the Fiscal Year to which the proposed business plan and annual budget for a Project Component relate, if either Member becomes aware of circumstances that require a change to such proposed business plan or annual budget, then the Managing Member shall submit a revised business plan and/or annual budget for such Project Component to the Board of Directors for its Approval.
               (g) The Managing Member shall be obligated to keep IW and the Board of Directors advised of material changes to the Plans (and the anticipated effect of such changes on the applicable Construction Budget) and the Approval of the Board of Directors shall be required for any material scope changes or other material modifications to the Plans

               (h) The Managing Member shall promptly provide copies of the respective budgets approved pursuant to Section 9.3(a)(iv) hereof to the respective Operations Managers and shall provide reasonable oversight in respect of implementation of the respective budgets.
          Section 7.9 Ownership Ledger. The Company shall maintain a ledger in its principal place of business in Nevada which shall at all times reflect the current ownership of the Units and shall be available for inspection by any applicable Gaming Authorities and their authorized agents at all reasonable times, without notice.
ARTICLE 8
CONFIDENTIALITY; INTELLECTUAL PROPERTY
          Section 8.1 Confidential Treatment of Information. Each of the Members agrees, and shall cause each of its Affiliates (i) not to disclose any material information concerning the Company or its business to the press or the general public without the approval of the other Member, such approval not to be unreasonably withheld or delayed and (ii) to retain in strict confidence any proprietary confidential information and trade secrets of the other Member, whether disclosed prior to or after the date hereof, and not to use or disclose to Persons other than the Member or its Affiliates (“third parties”), and to use its best efforts to cause its employees, agents and consultants not to use or disclose to third parties, such proprietary confidential information or trade secrets without the approval of the other Member, unless in either case it can be established by the disclosing party that such information:
               (a) at the time of disclosure is part of the public domain and readily accessible to the public or such third party;
               (b) at the time of disclosure is already known by the receiving party otherwise than pursuant to a breach of an obligation of confidentiality;
               (c) is required by applicable law, regulation or court order to be disclosed; or
               (d) is required by any vendor, supplier or consultant in order to carry out the business of the Company, provided that the disclosing Member shall obtain the written agreement and obligation of such third party, in a form reasonably satisfactory to the other Member, prior to disclosing such information, that all of the provisions of this Article 8 shall apply with equal effect to such third party. The Company shall be a third party beneficiary of any such written agreement.
          Section 8.2 Intellectual Property. The Company shall own all trademarks, service marks, trade names, logos, copyrights or other intellectual property created expressly for the Project by MGM or its Affiliates. Other than as expressly provided in the Development Management Agreement, the Operations Management Agreements, or an Ancillary Agreement, the Company, IW, and their respective Affiliates shall not have any right to use any trademark, service mark, trade name, logo, copyright or other intellectual property owned by MGM or any of its Affiliates that is not otherwise a Project Asset, in connection with the Project or the business of the Company. Except as expressly provided herein, the Company, MGM, and their respective Affiliates, shall not have the right to use any trademark, service mark, trade name, logo, copyright or other intellectual property owned by IW or any of its Affiliates, in connection with the Project or the business of the Company.
ARTICLE 9
MANAGEMENT
          Section 9.1 General.
               (a) Subject to the other provisions of this Article 9 and except as otherwise herein expressly provided, the exclusive power and authority to manage the Company’s business shall be vested in a board of directors (the “Board of Directors”) acting together by majority vote or by the affirmative vote of six (6) Representatives of the Board of Directors (with the vote of at least one Representative designated by MGM and by IW as long as MGM and IW, respectively, are Members), as the case may be, and subject to the direction of the Board of Directors, the officers of the Company. Except as provided in this Agreement, Approved by the Board of Directors, or contemplated in an Additional Agreement, no Member, officer, employee, or agent of any Member, shall directly or indirectly (i) act as agent of the Company for any purpose, (ii) engage in any transaction in the name of the Company, (iii) make any commitment in the name of the Company, (iv) enter into any contract or incur any obligation in the name of the Company or (v) in any other way hold itself out as acting for or on behalf of the Company (each action listed in (i) through (v) and not otherwise excepted above, an “Unauthorized Action”), and a Member shall be obligated to indemnify the Company for any costs or damages incurred by the Company as a result of the Unauthorized Action of such Member, any Representative or officer of the Company appointed by such Member, or any officer, employee, representative or agent of such Member. Any attempted action in contravention of the preceding sentence shall be null and void ab initio, and not binding upon the Company unless ratified with the Approval of the Board of Directors.
               (b) Except as provided below, the Board of Directors shall be comprised of the following six (6) authorized members (“Representatives”):
                    (i) three (3) Representatives designated by IW, who initially shall be the individuals set forth on Exhibit G attached hereto; and
                    (ii) three (3) Representatives designated by MGM, who initially shall be the individuals set forth on Exhibit G attached hereto.
               (c) Each of MGM and IW may change any of its Representatives on the Board of Directors from time to time by written notice to the Company and the other Member. Any Representative appointed to the Board of Directors may vote at any meeting for any other Representative appointed by the same Member who is absent at such meeting. The Board of Directors, upon a request by a Representative, may invite other Persons to attend meetings of the Board of Directors. By notice to the other from time to time, each of IW and MGM may appoint (and remove) one (1) alternate for each of the Representatives that it is entitled to appoint. An individual so appointed (and not removed) shall be an “Alternate” and, in the Representative’s absence or at the Representative’s direction from time to time, shall have the right in all respects to act in the place of, and vote for, the Representative for whom he/she is the Alternate.
               (d) Any actions that are required to be “Approved” by the Board of Directors shall be taken (i) at a meeting of the Board of Directors upon (A) the vote of the majority of the Representatives on the Board of Directors, (B) if MGM or its Affiliate is a Member, the vote of at least one Representative designated by MGM, and (C) if IW or its Affiliate is a Member, the vote of at least one Representative designated by IW, or (ii) in writing upon resolutions duly executed by the requisite number of the Representatives as set forth in (i)(A), (B), and (C) above. Any action so authorized shall be deemed Approved by the Board of Directors and notice thereof shall be delivered to all Members. Either Member may call a meeting of the Board of Directors by written notice to the other Member at least ten (10) Business Days prior to a meeting of the Board of Directors and the written notice shall specify the time and place of the meeting and the anticipated subjects to be discussed and/or on which a vote will be taken (including identification of such matters as Major Decisions, if applicable).
               (e) Unless the Members determine otherwise, the Board of Directors shall meet, at the Company’s expense, at least once each quarter at the offices of the Company at a time and place which is mutually acceptable to the Representatives. Any Representative or Alternate may attend any meeting of the Board of Directors by telephone conference and the Company shall ensure that each Representative or Alternate attending the meeting can hear all others present at the meeting and be heard by them.
               (f) Except as expressly stated herein, each Member and its Representatives shall have the right to grant or withhold approval of any decision in its sole and absolute discretion, taking into account only such Member’s own views, self interest, objectives and concerns; provided that each Member and its Representatives shall act in good faith. It is further acknowledged that the Members and their Representatives may require certain internal approvals in connection with some or all of such decisions. Neither Member nor any Representative of a Member shall have any fiduciary duty to any other Member or the Company; provided, however, that the provisions of this sentence shall not alter or affect any of the specific rights, duties or obligations of the Members set forth in this Agreement. Additionally, neither the Company nor any other Member shall have any claims (whether relating to the fact of such approval being granted or withheld or relating to the consequences thereof, including, without limitation, any claim related to any alleged breach of fiduciary duty) by reason of any Member or a Representative of a Member having failed to approve a request or proposal from another Member or its Representatives or the Company.
          Section 9.2 Management by Managing Member. Subject to Section 9.3 and Section 9.5 hereof, MGM shall be and hereby is appointed the Managing Member of the Company and shall serve in such capacity without fee or other compensation for its actions in its capacity as Managing Member, in each case, other than the fees and other compensation set forth in the Additional Agreements. Except as otherwise provided in this Agreement, the Managing Member shall delegate all authority for the day to day management and operation of the Company to the Development Manager pursuant to the Development Management Agreement and the Operations Manager pursuant to the Operations Management Agreements as provided in such agreements, provided, that such delegation shall not relieve the Managing Member of its liability under this Agreement.
          Section 9.3 Exclusive Powers of the Board of Directors.
               (a) In addition to those matters which, pursuant to other provisions of this Agreement, require Approval of the Board of Directors, the following matters shall require the Approval of the Board of Directors (each, a “Major Decision”):
                    (i) approval of any annual budget for the day-to-day operations of a Project Component;
                    (ii) approval of each of the initial Component Business Plans;
                    (iii) approval of any material amendment of or modification to any Business Plan;
                    (iv) approval of any material amendment of or modification to (A) the Business Plan, (B) the Construction Budget or (C) the Annual Budget that (i) involves any decision relating to a Contractual Obligation valued in excess of $20 million or (ii) results in any change involving an amount of 5% in the aggregate Construction Budget, 7.5% of the aggregate annual capital expenditure budget for the Project, or 7.5% of the then current Annual Budget, provided, however, that matters that are not in the reasonable control of MGM or an Affiliate of MGM shall not be deemed to cause a change to any of the matters that requires the Approval of the Board of Directors (by way of illustration, if employee wages increase as a result of change in applicable minimum wage laws, the increase to the Construction Budget and/or Annual Budget as a result of such wage increase shall not be considered in determining the amount of a change to the Construction Budget and/or an Annual Budget);
                    (v) the granting of a Lien or security interest in any asset of the Company or any of its subsidiaries, except in the ordinary course of business;
                    (vi) any capital calls or Additional Capital Contributions funding other than Additional Capital Contributions expressly Approved in the Business Plan or expressly required pursuant to the terms of this Agreement;
                    (vii) any Major Contracts or Major Leases to be entered into by, or on behalf of, the Company, except for any Major Contract expressly Approved in the Business Plan;
                    (viii) except for transactions with any Affiliate of the Company expressly Approved in the Business Plan, any transactions between the Company and any Affiliate of the Company, or any amendment, modification or waiver of any of the Contractual Obligations between the Company and any Affiliate of the Company;
                    (ix) the making of any distributions, other than distributions set forth in Sections 6.1 and 6.2 hereof, to the Members;
                    (x) except as otherwise provided in this Agreement, the admission of additional Members other than as a result a Transfer made pursuant to Section 11.2 hereof;

                    (xi) the acquisition of any real property in addition to the Project Assets (excluding, however, any interest in any real property pursuant to an Ancillary Agreement or other immaterial acquisition of property rights ancillary to the development of the Project Assets);
                    (xii) any transaction which is unrelated to the purposes of the Company;
                    (xiii) the incurrence of any Financing;
                    (xiv) the modification, refinancing or early retirement of any Financing;
                    (xv) the sale of any Company assets or the assets of any Subsidiary, except (1) as provided in the Development Management Agreement, the Operations Management Agreements, or any Ancillary Agreement or (2) a sale of any Company assets or the assets of any Subsidiary expressly Approved in the Business Plan;
                    (xvi) (1) prior to the completion of construction of the Project, the commencement, settlement or compromise of any Damages or litigation by the Company involving any amount in excess of $15,000,000, (2) at any time after the completion of construction of the Project, the commencement, settlement or compromise of any Damages or litigation by the Company involving any amount in excess of $5,000,000, and (3) at any time and regardless of the amount at issue, the submission to arbitration of any dispute or controversy between the Company, on the one hand, and any Member or the Affiliate of any Member;
                    (xvii) the cancellation without replacement or lapse without replacement of any material insurance policy or any changes to the insurance program, except, in each case, as contemplated in the Business Plan or as may be required by the lenders in connection with any Financing;
                    (xviii) any transaction that materially changes the scope of the Project;
                    (xix) any material change or modification to the Plans, including any change order and changes of scope of the Project in excess of $1 million;
                    (xx) requiring any loans from a Member to the Company;
                    (xxi) changing the Company Accountants as the external auditors of the Company;
                    (xxii) any change in the name of the Company;
                    (xxiii) making any U.S. federal, state, local or foreign income tax elections that materially impact the tax liabilities of any Member;
                    (xxiv) amending this Agreement;

                    (xxv) any filing for bankruptcy, dissolution or liquidation of the Company or any Subsidiary, or a merger, consolidation or recapitalization involving the Company or any Subsidiary;
                    (xxvi) determining whether to complete the Harmon Hotel (beyond completion of core and shell which has been previously agreed upon); provided, however, that in the event that the Board elects to proceed with the completion of the Harmon Hotel, MGM shall execute the Harmon Completion Guaranty;
                    (xxvii) approving any modification to, including any waiver of the Company’s rights under, either of the Letters of Credit;
                    (xxviii) approval of the form of Harmon Completion Guaranty; and
                    (xxix) establishing the initial policies and procedure respecting, including the protocol for signing authority for, the Company’s bank accounts.
     Notwithstanding anything to the contrary contained in this Section 9.3 but subject to Section 9.5 hereof, a Major Decision shall not include any change to the Plans that results in cost savings to the Project, provided that such change could not reasonably be expected to materially (i) affect the Project’s fitness for purpose, (ii) reduce projected revenues as set forth in the Project Business Plan, or (iii) adversely affect the quality of the construction, design, materials, finishes or furnishings of the Project, and the Managing Member has the authority to make such change to the Plans without obtaining Approval of the Board of Directors.
               (b) With respect to any action that must be Approved by the Board of Directors, each Representative on the Board of Directors shall be entitled to withhold its approval in its sole discretion unless expressly provided otherwise in this Agreement.
               (c) In the event the requisite number of the Representatives on the Board of Directors as set forth in Section 9.1(d) hereof is unable to agree regarding any Major Decision (“Impasse”), neither the Company nor any Member may take any further action to implement or execute any action that relates to such Major Decision that is at an Impasse. The Members shall submit the applicable Major Decision to the respective chairmen of IW and MGM for good faith discussions regarding the resolution of the Impasse (“Escalation”).
               (d) In the event an Impasse with respect to any of the Major Decisions described in Sections 9.3(a)(i), 9.3(a)(ii), 9.3(a)(iii), 9.3(a)(iv), 9.3(a)(vi), and 9.3(a)(ix) remains twelve (12) months after the initial date of Escalation with respect thereto (“Impasse Trigger Date”), IW may elect, but no later than sixty (60) days after the corresponding Impasse Trigger Date, to initiate the resolution procedure set forth in this Section 9.3(d) by providing a written notice of such election to MGM (the date of such notice, the “Impasse Election Date”), at which time:
                    (i) If the aggregate Unreturned Investment applicable to all of the Units held by IW and its Affiliates is greater than the aggregate Conditional Transfer Price for all of such Units:
                         (1) Within sixty (60) days of the Impasse Election Date, MGM may elect, by written notice to IW, to purchase all rights and title to all of the Units owned directly or indirectly by IW and its Affiliates at the purchase price equal to one hundred percent (100%) of IW’s Unreturned Investment, and IW will transfer and sell such Units to MGM (which such purchase shall be consummated in accordance with the Cash Purchase Procedure); provided, however, that for the purpose of this Section 9.3(d)(i), MGM’s failure to duly elect to purchase IW’s Units shall be deemed to be an election not to purchase such Units; or
                         (2) If MGM provides written notice that it does not elect, or is deemed not to elect, to purchase the Units from IW and its Affiliates pursuant to Section 9.3(d)(i)(1) above, IW may elect to purchase all rights and title to all of the Units owned directly or indirectly by MGM and its Affiliates at the purchase price equal to one hundred percent (100%) of MGM’s Unreturned Investment, and MGM will transfer and sell such Units to IW (which such purchase shall be consummated in accordance with the Cash Purchase Procedure); or
                    (ii) If the aggregate Conditional Transfer Price for all of Units held by IW and its Affiliates is greater than the aggregate Unreturned Investment applicable to all of such Units:
                         (1) Within sixty (60) days of the Impasse Election Date, MGM may elect, by written notice to IW, to purchase all rights and title to all of the Units owned directly or indirectly by IW and its Affiliates at the purchase price equal to one hundred percent (100%) of the Conditional Transfer Price applicable to such Units, and IW will transfer and sell such Units to MGM (which such purchase shall be consummated in accordance with the Cash Purchase Procedure); provided, however, that for the purpose of this Section 9.3(d)(ii), MGM’s failure to duly elect to purchase IW’s Units shall be deemed to be an election not to purchase such Units; or
                         (2) If MGM provides written notice that it does not elect, or is deemed not to elect, to purchase the Units from IW and its Affiliates pursuant to Section 9.3(d)(ii)(1) above, IW may elect to purchase all rights and title to all of the Units owned directly or indirectly by MGM and its Affiliates at the purchase price equal to one hundred percent (100%) of the Conditional Transfer Price applicable to such Units, and MGM will transfer and sell such Units to IW (which such purchase shall be consummated in accordance with the Cash Purchase Procedure).
          Section 9.4 Replacement of Managing Member. Except as otherwise provided in this Agreement, the Managing Member may only be changed with the approval of each Member, upon resignation of the Managing Member, upon an Event of Default on the part of the Managing Member or, at the election of IW in the event of the termination of the Managing Member or its Affiliate as the Operations Manager due to a default (beyond all applicable cure periods) under any of the Operations Management Agreements.
          Section 9.5 IW Special Representative.
               (a) IW may appoint a representative with respect to the Project (the “IW Special Representative”). As of the Effective Date, IW has appointed Mr. William Grounds as the IW Special Representative. IW may replace or dismiss the IW Special Representative at any time by giving written notice of such replacement or dismissal to MGM and IW may specify a replacement IW Special Representative.

               (b) MGM shall consult with the IW Special Representative with respect to making any modification to the Business Plan, Construction Budget or the Annual Budget which would impact any Contractual Obligation by $1 million or more and any modification to the Business Plan, Construction Budget or the Annual Budget which would impact any Contractual Obligation to increase by $1 million or more shall require the approval of the IW Special Representative, such approval not to be unreasonably conditioned, delayed or withheld; provided that the IW Special Representative shall act in good faith.
               (c) MGM will deliver or cause to be delivered to the IW Special Representative copies of all written notices and reports at the same time provided to MGM or its Affiliates relating to the Project.
               (d) The IW Special Representative may attend meetings, conferences and conference calls of MGM, the Operations Manager, governmental entities, architects, engineers, contractors, tenants and other Persons, that are material to the development and operation of the Project Components and MGM will use reasonable efforts to cause the IW Special Representative to have reasonable prior notice of such meetings, conferences and conference calls. MGM will, and will cause its Affiliates performing any duties related to the Project Components to, consider any input of the IW Special Representative in making any determinations that are material to the development and operation of the Project Components.
               (e) MGM will provide office space to the IW Special Representative located at the Project offices and suitable to ease of administration and function in the exercise of the IW Special Representative’s duties.
               (f) In the event that the IW Special Representative does not respond to a request for approval under this Section 9.5 within five (5) Business Days after such request is made, the IW Special Representative shall be deemed to have approved such request.
               (g) Upon the Completion Date, the IW Special Representative position shall terminate without any further action of the Board of Directors.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
          Section 10.1 MGM. For the purposes of this Section 10.1, in addition all other document or information otherwise expressly disclosed to IW in writing, any document or information set forth in any public report (including all exhibits thereto) filed by MGM MIRAGE with the U.S. Securities and Exchange Commission shall be deemed to have been expressly disclosed to IW in writing. For the purposes of this Section 10.1, the “actual knowledge” of MGM shall mean the actual (and not constructive) knowledge of James Murren, Gary Jacobs, Robert Baldwin, William McBeath, Bruce Aguilera and John McManus.
          MGM hereby represents and warrants, as of the Effective Date that:

               (a) MGM is a Nevada limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada and has the requisite entity power and authority to enter into and carry out the terms of this Agreement;
               (b) all of the outstanding equity interests of MGM are owned directly or indirectly by MGM MIRAGE;
               (c) all entity action required to be taken by MGM to enter into this Agreement has been taken;
               (d) this Agreement has been duly executed and delivered by MGM and constitutes the legal, valid and binding obligation of MGM, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, equitable principles and judicial discretion);
               (e) to the best of its knowledge, neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, has resulted or will result in any violation of, or default under, the charter documents of MGM or any indenture, trust agreement, mortgage or other agreement or any permit, judgment, decree or order to which MGM is a party or by which it is bound, and there is no default and no event or omission has occurred which, with the passage of time or the giving of notice or both, would constitute a default on the part of MGM under this Agreement;
               (f) to the best of its knowledge, there is no action, proceeding or investigation, pending or threatened, which questions the validity or enforceability of this Agreement as to MGM;
               (g) MGM is in material compliance with all applicable U.S. federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments or decrees;
               (h) MGM has no reason to believe that it or its Affiliates will not receive any license, approval or permit necessary for the consummation of the transactions contemplated by this Agreement;
               (i) MGM is not, nor will the Company as a result of MGM holding Units be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended; and
               (j) MGM acknowledges that the Units it owns have not been registered under the Securities Act of 1933, as amended, or any other state or federal law relating to the sale or offering for sale of securities (collectively, the “Securities Laws”). MGM is aware that the Units owned by it cannot be resold without registration under applicable Securities Laws or exemption therefrom.
          Section 10.2 IW. For the purposes of this Section 10.2, the “actual knowledge” of IW shall mean the actual (and not constructive) knowledge of Abdul Wahid Al Ulama.
          IW hereby represents and warrants, as of the Effective Date, that:

               (a) IW is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite power and authority to enter into and carry out the terms of this Agreement;
               (b) all of the outstanding equity interests of IW are owned directly or indirectly by Dubai World;
               (c) all entity action required to be taken by IW to enter into this Agreement has been taken;
               (d) this Agreement has been duly executed and delivered by IW and constitutes the legal, valid and binding obligation of IW, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, equitable principles and judicial discretion);
               (e) to the best of its knowledge, neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, has resulted or will result in any violation of, or default under, the charter documents of IW or any indenture, trust agreement, mortgage or other agreement or any permit, judgment, decree or order to which IW is a party or by which it is bound, and there is no default and no event or omission has occurred which, with the passage of time or the giving of notice or both, would constitute a default on the part of IW under this Agreement;
               (f) to the best of its knowledge, there is no action, proceeding or investigation, pending or threatened, which questions the validity or enforceability of this Agreement as to IW;
               (g) IW is in material compliance with all applicable and material U.S. federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments or decrees;
               (h) IW has no reason to believe that it or its Affiliates will not receive any license, approval or permit necessary for the consummation of the transactions contemplated by this Agreement;
               (i) IW is not, nor will the Company as a result of IW holding Units be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended; and
               (j) IW acknowledges that the Units it owns have not been registered under the Securities Laws. IW is aware that the Units owned by it cannot be resold without registration under applicable Securities Laws or exemption therefrom.
          Section 10.3 Brokers. The Parties each represent to the other that they have not retained any broker, finder or agent in connection with the transactions contemplated hereby or the negotiation thereof. Each Party shall indemnify and hold the other Party harmless from and against all Damages, arising out of or relating to any claim of brokerage or other commissions relative to this Agreement or the transactions contemplated hereby insofar as any such claim arises by reason of services alleged to have been rendered to or at the request of the indemnifying Party.

ARTICLE 11
TRANSFER OF UNITS
          Section 11.1 Restrictions on Transfers. Except as set forth in Section 11.2 hereof, no holder of Units may Transfer all or any portion of such holder’s Units prior to the fifth (5th) anniversary of the Casino Opening Date. Thereafter, a holder of Units may Transfer all or any portion of such holder’s Units to any Person, subject to the conditions and restrictions set forth in Section 11.3 hereof and to compliance with the terms of the right of first offer set forth in Section 11.6 hereof and the Tag-Along Rights set forth in Section 11.8 hereof. Notwithstanding the foregoing, subject to Section 11.3 hereof, a Member may at any time Transfer its Units pursuant to the terms set forth in Section 11.2 hereof.
          Section 11.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 11.3 hereof, a Member may at any time Transfer all or any portion of its Units to (i) any other Member, and (ii) any Permitted Transferee (each, a “Permitted Transfer”). Except in connection with a Transfer occurring following compliance with the terms of the right of first offer set forth in Section 11.6 hereof, no Member is released from its obligations under this Agreement solely as a result of the Permitted Transfer of all of its Units to a Permitted Transferee.
               (a) As a condition to the Transfer to a Permitted Transferee, each Permitted Transferee of any Member to which Units are Transferred shall agree to Transfer back to such Member (or to another Permitted Transferee of such Member) any Units it owns prior to such Permitted Transferee ceasing to be a Permitted Transferee of such Member.
               (b) Subject to the Approval of the Board of Directors, any Member may pledge its Units as collateral to lenders in connection with the Financing. In addition, either Member may pledge its Units as collateral in connection with any bona fide financing transaction by its Affiliates, provided that the lender is an institutional bank or investment bank and is not a Material Competitor nor an Affiliate of a Material Competitor, and provided that such pledge would be subordinate to the Financing. Such pledge must also provide that the Member whose Units are not the subject of such pledge shall have the right, prior to such lender’s foreclosure, to pay in full the debt secured by such pledge as it relates to the applicable Units so pledged.
          Section 11.3 Conditions to Transfers. A Transfer will not be treated as a Transfer permitted under Section 11.1 hereof, Section 11.2 hereof, or Section 11.6 hereof unless and until all of the following conditions are satisfied:
               (a) The transferor and Transferee execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and the Transferee executes and delivers to the Company a joinder to this Agreement in a form reasonably satisfactory to the Company to be bound by the terms and conditions of this Agreement to the same extent that the transferring Member was so bound. In all cases, the transferor and/or Transferee must reimburse the Company for all costs and expenses that the Company incurs in connection with such Transfer.
                    (i) The transferor and Transferee must furnish the Company with the Transferee’s taxpayer identification number, sufficient information to determine the Transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required U.S. federal and state tax returns and other legally-required information statements or returns. Without limiting the generality of the foregoing, the Company is not required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until the Company has received such information.
                    (ii) The Transfer would not, in the opinion of counsel chosen by the Company, result in the termination of the Company within the meaning of Section 708 of the Code.
                    (iii) The Units to be Transferred must be registered under the Securities Laws, or, unless waived by the non-transferring Members, the transferor must provide to the Company an opinion of counsel, which opinion and counsel must be reasonably satisfactory to the non-transferring Member, to the effect that such Transfer is exempt from registration under the Securities Laws.
                    (iv) In the case of a Transfer to a Material Competitor, the non-Transferring Member must consent to such Transfer.
                    (v) All approvals of any Gaming Authority required to effect a Transfer must be obtained prior to such Transfer.
               (b) Notwithstanding anything to the contrary in this Agreement, no Member shall be permitted to Transfer its Units or any portion thereof to the extent such Transfer would be in violation of applicable law (including Securities Laws and all Gaming Laws) or would cause a default under any agreement or instrument to which the Company is a party or by which it is bound.
          Section 11.4 Prohibited Transfers.
               (a) Any purported Transfer of Units that is not made in compliance with the applicable provisions of Section 11.1, Section 11.2, and Section 11.6 hereof shall be null and void and of no force or effect whatsoever. In the case of a Transfer or attempted Transfer of Units other than pursuant to the applicable provisions of Section 11.1, Section 11.2, and Section 11.6 hereof, the Party engaging or attempting to engage in such Transfer is obligated to indemnify, defend and hold harmless the Company and the other Members for, from and against all cost, liability and damage that the Company or such indemnified Member may incur (including incremental tax liabilities, attorneys’ fees and expenses) as a result of such attempted Transfer and efforts to enforce the indemnity granted hereby.
               (b) If as a result of any direct or indirect transfer of Units, including any Transfers that are permitted under this Article 11 or any transfers of any direct or indirect interest in the Units that fall outside the definition of a Transfer, a Material Competitor acquires a direct or indirect interest in the Company, then, notwithstanding anything to the contrary in this Agreement, the following shall apply:
                    (i) The Member with respect to whom such transfer has occurred (a “Passive Member”) will become a passive member of the Company with no right to (x) appoint more than one member to the Board of Directors, and all other Representative appointed by such

Member will be removed immediately from the Board of Director and with no further action, (y) act as or appoint a Managing Member, or (z) have a Representative appointed by such Passive Member not vote on any matters other than those specifically provided in the Sections 9.3(a)(v), 9.3(a)(vii), 9.3(a)(xii), 9.3(a)(xx), 9.3(a)(xxi), and 9.3(a)(xxii) hereof.
               (c) Any purported Transfer of Units that is not made in compliance with the applicable provisions of this Article 11 shall be null and void and of no force or effect whatsoever. In the case of a Transfer or attempted Transfer of Units other than pursuant to the applicable provisions of Article 11, the Party engaging or attempting to engage in such Transfer is obligated to indemnify, defend and hold harmless the Company and the other Member for, from and against all cost, liability and damage that the Company or such indemnified Member may incur (including incremental tax liabilities, attorneys’ fees and expenses) as a result of such attempted Transfer and efforts to enforce the indemnity granted hereby.
          Section 11.5 Distributions and Allocations in Respect of Transferred Units. If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Article 11, Profits and Losses, each item thereof and all other items attributable to the Transferred Units for such Fiscal Year will be divided and allocated between the transferor and the Transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any convention permitted by law and selected by the Managing Member. All distributions on or before the date of such Transfer will be made to the transferor and all distributions thereafter will be made to the Transferee. Any Transfer of a Member’s Unit to a transferor shall be deemed a transfer of such Member’s Interest and Profit Interest represented by such Unit in relation to the total number of Units owned by such Member immediately prior to such Transfer. Solely for purposes of making such allocations and distributions, the Company will recognize such Transfer not later than the end of the calendar month during which the Company is given notice of the Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company will recognize the Transfer as of the date of the Transfer, and provided further that if the Company does not receive a notice stating the date such Units were transferred and such other information as the Managing Member may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items will be allocated, and all distributions will be made, to the Person who, according to the books and records of the Company, was the owner of the Units on the last day of such Fiscal Year. Neither the Company nor the Managing Member will incur any liability for making allocations and distributions in accordance with the provisions of this Section 11.5, whether or not the Managing Member or the Company have knowledge of any Transfer of ownership of any Units.
          Section 11.6 Right of First Offer.
               (a) Notice. A Member desiring to Transfer Units (other than pursuant to Section 11.2 hereof) (a “Disposing Member”) shall first provide to the other Members and the Company prior written notice of the Member’s intention to make a Transfer of Units (the “Disposition Notice”), which shall set forth the number of Units proposed to be Transferred (the “Offered Units”).
               (b) Option to the Non-Disposing Member. Upon receipt of the Disposition Notice, the other Member (the “Non-Disposing Member”) has the right, exercisable within 30 days after receipt of the Disposition Notice (the “Offer Period”), to offer to purchase all, but not less than all, of the Offered Units by giving written notice to the Disposing Member (the “Offer Notice”) and stating the terms (including the cash purchase price per Unit) on which the Non-Disposing Member irrevocably offers to purchase all of the Offered Units. The Disposing Member may elect to accept the offer stated in the Offer Notice by giving written notice (the “Acceptance Notice”) to the Disposing Member within 30 days after receipt of the Offer Notice. The delivery of the Acceptance Notice shall result in a binding contract between the Disposing Member and the Non-Disposing Member at the price stated in the Offer Notice. Within thirty (30) days following the receipt of the Acceptance Notice or, if later, the receipt of any required approvals from any Gaming Authority, the Disposing Member and the Non-Disposing Member shall complete the sale and purchase of the Units.
               (c) Sale to a Third Party. In the event that the Disposing Member does not accept the offer set forth in the Offer Notice (or if the Non-Disposing Member does not deliver an Offer Notice within the time period contemplated by Section 11.6(b) hereof), the Disposing Member shall have the right to sell the Units to a third party at a price that is not less than the price set forth in the Offer Notice and other terms and conditions that are not less favorable than the terms and conditions set forth in the Offer Notice (or, if no Offer Notice was delivered pursuant to Section 11.6(b) hereof, at any price and terms and conditions); provided, however, that the consummation and closing of such sale must occur within one hundred eighty (180) days after expiration of the Offer Period, provided, further that such 180-day period may be extended to allow for obtaining any necessary Gaming and regulatory approvals as long as the Disposing Member and the proposed Transferee of the Disposing Member’s Units are using commercially reasonable efforts to obtain such approvals. If such sale of the Units is not closed within such 180-day period, or if the Disposing Member wishes to enter into a contract to sell the Units on terms less than the price set forth in the Offer Notice or on terms and conditions less favorable than set forth in the Offer Notice, then any subsequent sale of the Units by the Disposing Member may be effected only after again complying with the conditions of this Section 11.6.
          Section 11.7 Indirect Transfers. In the case of an indirect Transfer of Units, (A) the right of first offer provided for under Section 11.6 hereof shall apply to all of the Units held by the Member (versus only the Offered Units ), and (B) the burden is on the Member with respect to whom there is a Transfer to construct a transaction in which the Units are separately priced in order to determine whether the requirements of Sections 11.6 hereof and this Section 11.7 have been met.
          Section 11.8 Tag-Along Rights.
               (a) Notwithstanding anything to the contrary in this Agreement, neither Member (“Selling Member”) may Transfer any or all of its Units to a Person other than to a Permitted Transferee unless the other Member has the right to sell, in the same transaction, its Units to such Person, on a pro rata basis based on each Member’s Profit Interest, for a purchase price determined in the identical manner, after giving effect to any adjustments made pursuant to Section 3.5(b) hereof to the Profit Interest corresponding to such Member’s Units, to the Profit Interest attach, as the purchase price of the Selling Member’s Units shall have been determined (and subject to identical method of payment and other terms).
               (b) As soon as practicable after the Selling Member decides or proposes to sell any or all of its Units, but at least ninety (90) days before the proposed date of a sale of the Selling Member’s Units, the Selling Member shall give a written notice (the “Tag-Along Notice”) to the other Member at each Member’s address as shown on the Company’s records. The Tag-Along Notice shall describe in detail the proposed sale, including the proposed price or consideration to be paid, the name and address of the proposed Transferee, and if the Selling Member is proposing to sell less than all of its Units, the proportion of their total Units that they intend to sell. The non-Selling Member (“Tagging Member”) shall have the right to sell to the proposed Transferee the same proportion, based on such Member’s Profit Interest, of such Member’s Units on the terms, subject to adjustments in the price based on any adjustments to each Member’s Profit Interest previously made pursuant to this Section 3.5(b) hereof, set forth in the Tag-Along Notice. Other than as set forth herein, the terms of the Tag-Along Notice shall not be more burdensome to the Tagging Member than the terms applicable to the Selling Member in the purchase transaction with the Transferee.
               (c) The Tagging Member shall exercise the rights under this Section 11.8 by delivering a notice of exercise to the Selling Member, with a copy to the Company, within thirty (30) days after the delivery of the Tag-Along Notice to the Tagging Member.
               (d) No later than one hundred eighty (180) days following delivery of the Tag Along Notice to the Company, the Selling Members shall conclude the sale of its Units on the terms and conditions described in the Tag Along Notice, and the Tagging Member shall simultaneously sell its Units on the terms and conditions described in the Tag Along Notice (subject to adjustments in the price based on any adjustments to each Member’s Profit Interest previously made pursuant to Section 3.5(b) hereof).
ARTICLE 12
GAMING LAWS
          Section 12.1 Qualifications.
               (a) Subject to Gaming Laws. If the Company becomes, and for as long as it remains, subject to regulation under any Gaming Laws, ownership of the Company shall be held subject to the applicable provisions of any applicable Gaming Laws.
               (b) Officers and Employees. The election of an individual to serve in any capacity with the Company is subject to any findings of suitability, qualifications or approvals required under any Gaming Laws. For purposes of this Agreement, an individual shall be qualified to serve as an officer or in any other capacity, for so long as that individual is determined to be, and continues to be, qualified and deemed suitable by all Gaming Authorities and under all applicable Gaming Laws. In the event any such individual does not continue to be so qualified and suitable, that individual shall be disqualified and shall cease to be an officer or serve in such other capacity with the Company.

ARTICLE 13
EVENTS OF DEFAULT
          Section 13.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder on the part of the Member to which such event relates (the “Defaulting Member”) if within 30 days following delivery to the Defaulting Member of written notice of such default by the other Member, or within 10 days if the default is due solely to the non-payment of monies, the Defaulting Member fails to pay such monies, or in the case of non-monetary defaults, fails to commence substantial efforts to cure such default or thereafter fails within a reasonable time to prosecute to completion with diligence the curing of such default; provided, however, that the occurrence of any of the events described in Section 13.1(a) or (b) below shall constitute an Event of Default immediately upon such occurrence without any requirement of notice or the passage of time except as specifically set forth therein:
               (a) the violation by a Member of any of the restrictions set forth in Article 11 of this Agreement upon the right of such Member to Transfer its Units (a “Transfer Breach”);
               (b) (i) the institution by a Member of proceedings under any federal or state law for the relief of debtors wherein such Member is seeking relief as a debtor, (ii) a general assignment by a Member for the benefit of creditors, (iii) the institution by a Member of a proceeding for relief under the United States Bankruptcy Code, (iv) the institution against a Member of a proceeding under the United States Bankruptcy Code, which proceeding is not dismissed, stayed or discharged within 60 days after the filing thereof or, if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding, (v) the admission by a Member in writing of its inability to pay its debts as they mature or (vi) the attachment, execution or other judicial seizure of all or any substantial part of a Member’s Units which remains undismissed or undischarged for a period of 15 days after the levy thereof, if such attachment, execution or other judicial seizure would reasonably be expected to have a material adverse effect upon the performance by such Member of its obligations under this Agreement; provided, however, that any such attachment, execution or seizure shall not constitute an Event of Default if such Member posts a bond sufficient to fully satisfy the amount of such claim or judgment within 15 days after the levy thereof and the Member’s Units are thereby released from the lien of such attachment (each an “Event of Bankruptcy”); provided, however, that notwithstanding the foregoing or any provision of Delaware law to the contrary, none of the Events of Bankruptcy enumerated above shall be deemed an Event of Default hereunder until such time as: (a) a chapter 11 trustee or an examiner with expanded powers is appointed to exercise rights otherwise vested in the Member’s estate or in the Member as debtor in possession, (b) the Event of Bankruptcy is a chapter 7 case in which an order for relief is entered, or a chapter 11 case that has been converted to chapter 7 by entry of an order directing such conversion, (c) following an Event of Bankruptcy, the Member does not perform its obligations hereunder, (d) following an Event of Bankruptcy involving MGM or corresponding event involving any of MGM’s Affiliates, an Operations Manager does not perform its obligations under the applicable Operations Management Agreement, or (e) following an Event of Bankruptcy, the Required Lenders under the Construction Facility declare an event of default thereunder;

               (c) any material breach by a Member of its representations and warranties pursuant to Article 10 hereof or any material default in performance of, or failure to comply with, any other agreement, obligation or undertaking of a Member contained in this Agreement;
               (d) the issuance of a final and non-appealable order or directive of a governmental agency of any jurisdiction, including any Gaming Authorities, disqualifying a Member from holding any license, approval or permit required for the business of the Company, or directing that the other Member or any of its Affiliates terminate its relationship with such Member (a “License Breach”);
               (e) the occurrence of any fraudulent act or intentional act of willful misconduct by a Member in connection with or in any way relating to the Company, the Project or the Project Assets;
               (f) the failure by MGM, MGM MIRAGE or its Affiliate to make any payment as and when required pursuant to the Cash Proceeds Letter, the Construction Completion Guaranty or the Harmon Completion Guaranty; or
               (g) the failure by MGM, MGM MIRAGE or its Affiliate to make any payment of all capital expenditures related to the People Mover in excess of Fifty Million Dollars ($50,000,000) as and when required.
     Section 13.2 Remedies upon Default.
               (a) Upon the occurrence of any Event of Default, the Non-Defaulting Member shall have the right, without limitation, to exercise any and all rights and remedies set forth in this Agreement or as may be available at law or in equity against the Defaulting Member.
               (b) In no event shall any Member have the right to, nor shall any Member be obligated or liable for, consequential, special or punitive damages, and in no event may the total damages recovered under any circumstances exceed the amount of Capital Contributions paid or payable by a Member; provided, however, that, nothing in this Section 13.2 shall be deemed to apply to, or limit or otherwise modify, any rights of any Member under Section 4.2(c)(ii) or Section 13.4 hereof.
          Section 13.3 Indemnification.
               (a) Indemnification by MGM. MGM shall indemnify and defend the Company, the Subsidiaries of the Company, IW, IW’s Affiliates and their respective stockholders, members, partners, managers, officers, directors, employees, agents, successors and assigns (the “IW Indemnitees”) against, and shall hold the IW Indemnitees harmless from, any Damages incurred or suffered by an IW Indemnitee resulting from, arising out of, or in connection with, or otherwise with respect to any breach of any representation, warranty, covenant or agreement made by MGM contained in this Agreement; provided, however, that the cumulative indemnification obligation of MGM under this Section 13.3(a) shall in no event exceed the Unreturned Investment of IW at the time of such indemnification.
               (b) Indemnification by IW. IW shall indemnify and defend Company, the Subsidiaries of the Company, MGM, MGM’s Affiliates and their respective stockholders, members,

partners, managers, officers, directors, employees, agents, successors and assigns (the “MGM Indemnitees”) against, and shall hold the MGM Indemnitees harmless from, any Damages incurred or suffered by an MGM Indemnitee resulting from, arising out of, or in connection with, or otherwise with respect to any breach of any representation, warranty, covenant or agreement made by IW contained in this Agreement; provided, however, that the cumulative indemnification obligation of IW under this Section 13.3(b) shall in no event exceed the Unreturned Investment of MGM at the time of such indemnification.
          Section 13.4 Buy Out on Default. At any time during the continuance of an Event of Default under this Agreement resulting from a Transfer Breach or a License Breach, the Non-Defaulting Member, without limiting any other rights or remedies it may have under this Agreement, at law or in equity, may, upon written notice (the “Appraisal Notice”) delivered to the Defaulting Member, elect to purchase all (but not less than all) of the Units of the Defaulting Member for cash in an amount equal to the lesser of (A) the Conditional Transfer Price and (B) the amount of the Unreturned Investment for the Defaulting Member, and the Defaulting Member will Transfer and sell such Units to the Non-Defaulting Member (which such purchase shall be consummated in accordance with the Cash Purchase Procedure. The “Appraised Value” for all of the Units of a Member shall be the distribution that such Member would receive pursuant to Section 14.3 hereof if a single purchaser unrelated to any Member purchased the Company business and assets as a going concern, subject to all existing indebtedness and Liens, in a single cash purchase, taking into account the current condition, use and net income of the Project and the Company were liquidated. If the Members are unable to mutually agree upon the Appraised Value within 30 days after delivery of the Appraisal Notice, each Member shall select a reputable MAI appraiser to determine the Appraised Value. The two appraisers shall furnish the Members with their written appraisals within 45 days of their selection, setting forth their determinations of the Appraised Value as of the date of the Appraisal Notice. If the higher of such appraisals does not exceed the lower of such appraisals by more than 10%, the Appraised Value shall be the average of the two appraisals. If the higher of such appraisals exceeds the lower of such appraisals by more than 10%, the two appraisers shall, within 20 days, mutually select a third reputable MAI appraiser. The third appraiser shall furnish the Members with its written appraisal within 45 days of its selection, and the Appraised Value shall be the average of the three appraisals. The cost of the appraisals shall be borne equally by the Defaulting Member and the Non-Defaulting Member. The determination of the Appraised Value in accordance with this Section 13.4 shall constitute a final and non-appealable arbitration. The closing of the purchase and sale of the Units of the Defaulting Member pursuant to this Section 13.4 shall occur not later than 180 days after determination of the Appraised Value, or such other time as may be directed by the Nevada Gaming Authorities. At the closing, the Defaulting Member shall deliver to the Non-Defaulting Member good title to its Units, free and clear of any Liens.
ARTICLE 14
DISSOLUTION AND LIQUIDATION
          Section 14.1 Events of Dissolution. Except as set forth in Section 14.2 hereof, the Company shall dissolve upon the occurrence of any of the following events:

               (a) the sale or other disposition (including, without limitation, taking by eminent domain) of all or substantially all of the assets of the Company and the collection of the proceeds thereof;
               (b) the approval of each of the Members;
               (c) the death, withdrawal, Event of Bankruptcy which constitutes an Event of Default, or dissolution of a Member, or the occurrence of any event that terminates a Member’s continued interest in the Company or causes a Transfer of such interest by operation of law, unless within 90 days after such event one or more new Members is admitted pursuant to Section 11.2 or 14.2 hereof; or
               (d) the occurrence or failure to occur of any other event, as a result of which it is or becomes unlawful or impossible to carry on the business of the Company.
          Section 14.2 Members’ Consent to Continue Business. Upon the occurrence of an event described in Section 14.1 hereof which may cause the dissolution of the Company, or subsequent discovery of the occurrence of such an event, the Managing Member shall immediately notify each of the remaining Members of the occurrence of the event, and each of the remaining Members shall notify the Managing Member whether or not it consents to continue the business of the Company. If all of the remaining Members consent to continue the Company’s business, then the Company shall not be dissolved and the remaining Members shall continue the Company’s business.
          Section 14.3 Dissolution and Liquidation. Upon the occurrence of an event of dissolution described in Section 14.1 hereof, if the business of the Company is not continued by the remaining Members pursuant to Section 14.2 hereof, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations set forth in this Agreement shall continue in effect until such time as the Company’s assets have been distributed pursuant to this Section 14.3 and the Company has been liquidated. The Managing Member shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the Company’s liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:
               (a) first, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than Members, in the order of priority provided by law;
               (b) second, to the payment and discharge of all of the Company’s debts and liabilities to Members, other than liabilities for distributions to which Members are entitled in their capacities as Members pursuant to Article 6 and excluding the Subordinated Notes;
               (c) third, to the establishment of any reserves that may reasonably be deemed necessary by the Managing Member to meet any contingent or unforeseen liabilities or obligations of the Company not covered by insurance. Any such reserve shall be deposited in a bank or other financial institution. All or any portion of such reserve no longer needed for the purpose for which it was established shall be distributed as promptly as practicable in accordance with Section 14.3(d) hereof, as appropriate; and
               (d) fourth, to the Members in accordance with Article 6, including repayment of the Subordinated Notes as set forth in Section 6.5 hereof.
The Managing Member shall not receive any compensation for any services performed pursuant to this Section 14.3 but shall be entitled to reimbursement for all out-of-pocket costs and expenses reasonably incurred in connection therewith.
It is intended that the distributions set forth in this Section 14.3(d) comply with the requirement of Regulations Section 1.704-1(b)(2)(ii)(b)(2) that liquidating distributions be made in accordance with positive Capital Accounts. However, if the balances in the Capital Accounts do not result in such requirement being satisfied, no change in the amounts of distributions pursuant to Article 6 shall be made, but rather, items of income, gain, loss, deduction and credit will be reallocated between the Members so as to cause the balances in the Capital Accounts to be in the amounts necessary so that, to the extent possible, such result is achieved.
          Section 14.4 Notice of Dissolution. Upon the occurrence of an event of dissolution described in Section 14.1 hereof, if the business of the Company is not continued by the remaining Members pursuant to Section 14.2 hereof, the Managing Member shall, within 30 days thereafter (i) provide written notice thereof to each of the Members and to all other Persons with whom the Company regularly conducts business (as determined in the discretion of the Managing Member) and (ii) publish notice of such dissolution in a newspaper of general circulation in each place in which the Company conducts business.
          Section 14.5 Disassociation. Unless and until an Event of Bankruptcy constitutes an Event of Default, Section 18-304 of the Delaware Limited Liability Company Act, and any other applicable statute or principle of law, and any other provision herein, shall not result in such Member ceasing to be a Member in the Company or otherwise result in such Member’s rights being restricted, limited or abridged.
ARTICLE 15
MISCELLANEOUS PROVISIONS
          Section 15.1 Waiver of Partition and Covenant Not to Withdraw. Each Member covenants and agrees that the Members have entered into this Agreement based on the mutual expectation that both Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and, except as otherwise expressly required or permitted by this Agreement or approved by each of the Members, each Member covenants and agrees not to (i) take any action to require partition or to compel any sale with respect to its Units or any property of the Company, (ii) take any action to file a certificate of dissolution or its equivalent with respect to itself, (iii) take any action that would cause an Event of Bankruptcy to constitute an Event of Default of such Member, (iv) withdraw or resign, or attempt to do so, from the Company, (v) exercise any power under the Act to dissolve the Company, (vi) except as permitted herein, transfer all or any portion of its Units, (vii) petition for judicial dissolution of the Company or (viii) demand a return of its capital contributions. Upon any breach of this Section 15.1 by any Member, the other Member (in addition to all rights and remedies it may have under this Agreement, at law or in equity) shall be entitled to a decree or order from a court of competent jurisdiction restraining and enjoining such application, action or proceeding.
          Section 15.2 Additional Agreements. IW shall have the right to exercise any and all remedies of the Company under any Additional Agreements in the name of and on behalf of the Company, without the necessity of and further notice to the counterparty under the applicable Additional Agreements.
          Section 15.3 Notices. Unless otherwise provided herein, all notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the Party to whom notice is given, on the next Business Day if sent by confirmed facsimile transmission or on the date of actual delivery if sent by overnight commercial courier or by first class mail, registered or certified, with postage prepaid and properly addressed to the Party at its address set forth below, or at any other address that any Party may from time to time designate by written notice to the others:
If to MGM:
Project CC, LLC
c/o MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel
Facsimile: (702) 693-7628
If to MGM MIRAGE:
MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel
Facsimile: (702) 693-7628
If to IW:
Infinity World Development Corp.
c/o Dubai World
Emirates Towers, Level 47
Sheikh Zayed Road
P. O. Box 17000
Dubai, United Arab Emirates
Attention: Mr. George Dalton
Facsimile: 011-971-4-390-3838
          Section 15.4 Amendments. The provisions of this Agreement may not be waived, amended or repealed, in whole or in part, except with the written consent of each of the Members.

          Section 15.5 Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the Parties hereto and their respective heirs, legal representatives, successors and permitted transferees and assigns.
          Section 15.6 Time. Time is of the essence with respect to this Agreement and each and every provision hereof.
          Section 15.7 Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.
          Section 15.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          Section 15.9 Attorneys’ Fees and Other Costs. Except as otherwise provided in this Agreement, each of the Parties shall bear its own legal fees and expenses in connection with the negotiation, execution and performance of this Agreement. The Company shall bear all legal fees and expenses in connection with any proceeding in which the Company is named as a party. Should any action or proceeding be commenced (including without limitation any proceeding in bankruptcy) by any of the Parties to enforce any of the terms of this Agreement or that in any other way pertains to Company affairs or this Agreement, the prevailing Party or Parties in such action or proceeding (as determined by the presiding official(s)) shall be entitled to receive from the opposing Party or Parties the prevailing Party’s reasonable costs and attorneys’ fees incurred in investigating, prosecuting, defending or appearing in any such action or proceeding.
          Section 15.10 Entire Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Parties. This Agreement supersedes all prior negotiations, understandings and agreements of the Parties, written or oral, with respect to the subject matter hereof.
          Section 15.11 Further Assurances. Each of the Parties agrees to perform any further acts and execute, acknowledge and deliver any documents or instruments that may be reasonably necessary or appropriate to carry out the provisions of this Agreement and to satisfy the conditions to the obligations of the Parties hereunder.
          Section 15.12 Headings; Interpretation. Article and section headings contained in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or have any legal effect. All provisions of this Agreement shall be construed to further the interests and business of the Company. The Parties agree to cooperate with one another in all respects in order to effect the purposes of and carry out the business activities of the Company, as more particularly set forth herein.
          Section 15.13 Exhibits. Each of the Exhibits referred to herein and attached hereto is hereby incorporated by reference and made a part hereof for all purposes. Unless the context otherwise expressly requires, any reference to “this Agreement” shall mean and include all such Exhibits.

          Section 15.14 Approvals and Consents. Whenever the approval or consent of a Member or any of the Parties is required by this Agreement, such Member or Party shall have the right to give or withhold such approval or consent in its sole and unfettered discretion, unless otherwise expressly provided herein.
          Section 15.15 Estoppels. Each of the Parties shall, upon the written request of any other Party, promptly execute and deliver to the other Parties a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such Party’s knowledge, any uncured defaults on the part of the other Party or Parties, specifying such defaults if any exist. Any such statement may be relied upon by third parties.
          Section 15.16 Compliance with Laws and Contractual Obligations. Each of the Members shall at all times act in accordance with all applicable laws and regulations and shall indemnify and hold the other Parties (including their respective directors, officers, employees, Affiliates, successors and assigns) harmless for, from and against any and all Damages, arising out of or relating to any breach of such laws or regulations. The Company will at all times comply with all legal and Contractual Obligations and requirements applicable to the acquisition or development of the Project Assets and the operation of the Project.
          Section 15.17 Remedies Cumulative. Each right, power and remedy provided for in this Agreement or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise by any Party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such Party of any or all of such other rights, powers or remedies.
          Section 15.18 Waiver. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance of obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party. Failure on the part of any Party to complain of any act or failure to act by any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by any Party of its rights under this Agreement.
          Section 15.19 Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of law principles. In the event of any litigation between the Parties concerning or arising out of this Agreement, the Parties hereby consent to the exclusive jurisdiction of the federal and state courts in Delaware.
          Section 15.20 Survival of Indemnification Obligations. Each and every indemnification obligation of any one or more of the Members hereto shall expressly survive the termination of this Agreement and the dissolution of the Company.
          Section 15.21 Limited Liability.
               (a) The Parties acknowledge that in the event there is a default or an alleged default by MGM under the arrangements contemplated by this Agreement, or any party has any claim arising from the arrangements contemplated in this Agreement, no party shall commence any lawsuit or otherwise seek to impose any liability whatsoever against Mr. Kirk Kerkorian, Tracinda Corporation, a Nevada corporation, and any other corporation or entity controlled by Mr. Kerkorian (other than MGM MIRAGE and its subsidiaries) or any principals of MGM MIRAGE or the Affiliates of such principals (the “MGM MIRAGE Restricted Affiliates”). The Parties hereby further agree that none of the MGM MIRAGE Restricted Affiliates shall have any liability whatsoever with respect to this Agreement. The Parties hereby further agree that they shall not permit or cause the Company to assess a claim or impose any liability against any MGM MIRAGE Restricted Affiliate, either collectively or individually, as to any matter or thing arising out of or relating to this Agreement. In addition, the Parties agree that none of the MGM MIRAGE Restricted Affiliates, individually or collectively, is a party to this Agreement or liable for any alleged breach or default of this Agreement by MGM or its Affiliates. It is expressly understood and agreed that this provision shall have no force and effect with respect to any document or agreement as to which Kirk Kerkorian or Tracinda Corporation is a party with IW or IW’s Affiliates, except as set forth in such other agreement.
               (b) The Parties acknowledge that in the event there is a default or an alleged default by IW under the arrangements contemplated by this Agreement, or any party has any claim arising from the arrangements contemplated in this Agreement, no party shall commence any lawsuit or otherwise seek to impose any liability whatsoever against either the Government of Dubai, the United Arab Emirates, any corporation or entity controlled by the Government of Dubai or the United Arab Emirates (other than IW and its subsidiaries) or any principals of Dubai World or the Affiliates of such principals (the “Dubai World Restricted Affiliates”). The Parties hereby further agree that none of the Dubai World Restricted Affiliates shall have any liability whatsoever with respect to this Agreement. The Parties hereby further agree that they shall not permit or cause the Company to assess a claim or impose any liability against any Dubai World Restricted Affiliate, either collectively or individually, as to any matter or thing arising out of or relating to this Agreement. In addition, the Parties agree that none of the Dubai World Restricted Affiliates, individually or collectively, is a party to this Agreement or liable for any alleged breach or default of this Agreement by IW or its Affiliates.
          Section 15.22 Sovereign Immunity Waiver. IW irrevocably waives, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (a) suit, (b) jurisdiction of any court of Delaware or (c) relief by way of injunction, order for specific performance or for recovery of enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings under or in connection with this Agreement by the courts of any jurisdiction and irrevocably agrees that it will not claim any such immunity in any such proceedings and that the waivers set forth in this provision are intended to be irrevocable.
          Section 15.23 Member Enforcement. IW shall have the power and authority to enforce any breach or to allege and enforce any breach or Event of Default by MGM under this Agreement without the necessity of including the Managing Member in any such action. The Managing Member cannot and is not authorized to waive, on behalf of IW, the occurrence or continuance of any breach or Event of Default of this Agreement without the prior written consent of IW, which consent may be withheld by IW in its sole and absolute discretion. Notwithstanding the provisions of Section 9.3(a)(xvi), in the event that either Member is in breach of this Agreement, the other Member may bring a claim or action on behalf of the Company against the breaching Member to enforce the rights of the Company against such breaching Member.

          Section 15.24 Release of Dubai World. Subject in all respects to the provisions of the succeeding sentence, Dubai World’s obligations under this Agreement are hereby deemed satisfied in full and Dubai World is irrevocably released and forever discharged from any and all liabilities, claims, cross-claims, causes of action, rights, actions, suits, debts, liens, damages, costs, attorneys’ fees, losses, expenses, obligations or demands, of any kind whatsoever, whether known or unknown, suspected or unsuspected, based on any facts, actions, or conduct occurring from the beginning of time through the Effective Date, that arise out of or relate to this Agreement (the “Deemed Satisfaction of DW Obligations”). Notwithstanding the preceding sentence, and any rule of law or equity to the contrary notwithstanding, Dubai World’s obligations under this Agreement, shall automatically reinstate without any further notice or other action being required on the part of the Company, in the event that the DW L/C is revoked, dishonored, cancelled or otherwise unavailable for funding, then until the same has been cured by IW or Dubai World, it shall be as if the Deemed Satisfaction of DW Obligations pursuant to the first sentence of this Section 15.24 had never occurred.
          Section 15.25 Release of Mirage Resorts. Subject in all respects to the provisions of the succeeding sentence, Mirage Resort’s obligations under this Agreement are hereby deemed satisfied in full and Mirage Resorts is irrevocably released and forever discharged from any and all liabilities, claims, cross-claims, causes of action, rights, actions, suits, debts, liens, damages, costs, attorneys’ fees, losses, expenses, obligations or demands, of any kind whatsoever, whether known or unknown, suspected or unsuspected, based on any facts, actions, or conduct occurring from the beginning of time through the Effective Date, that arise out of or relate to this Agreement (the “Deemed Satisfaction of MR Obligations”). Notwithstanding the preceding sentence, and any rule of law or equity to the contrary notwithstanding, Mirage Resort’s obligations under this Agreement, shall automatically reinstate without any further notice or other action being required on the part of the Company, in the event that (i) the MGM L/C is revoked, dishonored, cancelled or otherwise unavailable for funding; (ii) there is any breach or default by MGM or MGM MIRAGE under the Construction Completion Guaranty, the Harmon Completion Guaranty, or of MGM or MGM MIRAGE’s obligations set forth in Section 4.6 hereof; or (iii) MGM or an MGM Affiliate fails to make any other payment as and when required pursuant to the terms hereof or of the applicable Additional Agreement, then until the same has been cured by MGM, MGM MIRAGE or an MGM Affiliate, as applicable, it shall be as if the Deemed Satisfaction of MR Obligations pursuant to the first sentence of this Section 15.25 had never occurred.
          Section 15.26 WAIVER OF TRIAL BY JURY. THE MEMBERS TO THIS AGREEMENT HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE MEMBERS HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.
[Signatures on Next Page]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PROJECT CC, LLC, a Nevada limited liability corporation
/s/ John M. McManus
Name:	John M. McManus
Title:	Assistant Secretary

INFINITY WORLD DEVELOPMENT CORP, a Nevada corporation
/s/ William Grounds
Name:	William Grounds
Title:	President and CEO